Exhibit 10.1

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have been omitted from this Exhibit 10.1 and will be furnished to the Securities and Exchange Commission supplementally upon request.

Agreement and Plan of Reorganization

by and among

The Participating Stockholders,

StartEngine Crowdfunding, Inc.,

Project Vineyard Acquisition Inc.,

Vinovest, Inc.,

and

Andrew Zhang, as the Stockholders’ Representative

March 17, 2026

TABLE OF CONTENTS

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Stockholder Consent
Exhibit B	Form of Accredited Investor Questionnaire
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of PIIA
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Resignation Letter
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of Joinder Agreement

ii

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of March 17, 2026 by and among each Participating Stockholder (as defined below), Vinovest, Inc. (the “Company”), StartEngine Crowdfunding, Inc., a Delaware corporation (“Parent”), Project Vineyard Acquisition Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Anthony Zhang, solely in his capacity as the representative, agent and attorney-in-fact of the Participating Stockholders (the “Stockholders’ Representative”).

WHEREAS, Parent, Merger Sub and the Company intend to effect a reorganization in which Merger Sub will merge with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), pursuant to which Merger Sub will cease to exist, and the Company will become a direct, wholly owned subsidiary of Parent (the “Merger”).

WHEREAS, the boards of directors of each of Parent, Merger Sub, and the Company, have determined that the Merger is in the best interests of their respective companies and their respective equityholders, and have unanimously approved and declared advisable the Merger on the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL, and the board of directors of the Company has unanimously recommended the approval of this Agreement by the Company Stockholders.

WHEREAS, immediately following the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company Stockholders will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of the stockholder written consent constituting the Stockholder Approval, in the form attached hereto as Exhibit A (the “Stockholder Consent”).

WHEREAS, Parent, the Company Stockholders, the Merger Sub, and the Company intend that the Merger be considered a single transaction for U.S. federal income Tax purposes, and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (b) this Agreement constitutes and is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, Parent, the Merger Sub, the Participating Stockholders, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and the other transactions contemplated hereunder, and to prescribe various conditions to the Merger and such other transactions contemplated hereunder as set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“401(k) Plan” means any Company Benefit Arrangement intended to include a Code Section 401(k) arrangement.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act.

“Accredited Investor Questionnaire” means an investor suitability questionnaire, in substantially the form attached hereto as Exhibit B.

“Action” means any order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, dispute, examination, inquiry, or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator, mediator, or arbitration panel.

“Aggregate Closing Consideration” means the Closing Common Stock Consideration.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Entity following the Effective Time.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Aggregate Consideration Value” means a dollar value equal to the product of (i) the Common Stock Consideration multiplied by (ii) the Reference Price.

“Aggregate Participating Shares” means the aggregate number of shares of Company Participating Stock outstanding as of the Closing Date, as set forth on the Distribution Schedule.

“Aggregate Pro Rata Share” means, as to each Participating Stockholder, a fraction, the numerator of which is the number of shares of Parent Common Stock that such Participating Stockholder is entitled to be issued as Aggregate Closing Consideration and the denominator of which is the cumulative number of shares of Parent Common Stock issuable as Aggregate Closing Consideration.

“Ancillary Agreements” means, collectively, the Company Ancillary Agreements, Parent Ancillary Agreements, Merger Sub Ancillary Agreements, and each and every other document, certificate or agreement (other than this Agreement) entered into by a Party in connection with this Agreement.

“Anti-Money Laundering Law” means any applicable Laws in any jurisdiction in which the Company or its Subsidiaries operate, engage service providers or vendors, collect revenue or make payments, or otherwise conduct business concerning or related to terrorism financing or money laundering, including, to the extent applicable, the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Authority.

“Balance Sheet Date” means December 31, 2025.

“Books and Records” means, as to the Company or any of its Subsidiaries and Parent, the business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company or any of its Subsidiaries or Parent, as applicable.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Los Angeles, California.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certificate of Incorporation” means the Company’s amended and restated certificate of incorporation, as in effect on the Closing Date.

“Claim” means a claim for indemnification or to be held harmless for Losses under Article 7.

“Closing Common Stock Consideration” means (i) the Common Stock Consideration, minus (ii) the Participating Stockholder Holdback Shares.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collectible Asset” means an asset owned by one of the Company’s clients but held by the Company or any of its Subsidiaries on behalf of such client.

“Common Stock Consideration” means 8,750,000 shares of Parent Common Stock.

“Common Stock Consideration Pro Rata Share” means, (i) as to each Participating Stockholder that holds Company Preferred Stock or Company SAFEs, a fraction, the numerator of which is the number of shares of Parent Common Stock that such Participating Stockholder is entitled to be paid as Closing Common Stock Consideration (based on the amount paid by such Participating Stockholder for such Company Preferred Stock and Company SAFEs), and the denominator of which is fifty-five percent (55%) of the total number of shares of Parent Common Stock issuable as Closing Common Stock Consideration; and (ii) as to each Participating Stockholder that holds Company Common Stock, a fraction, the numerator of which is the number of shares of Parent Common Stock that such Participating Stockholder is entitled to be paid as Closing Common Stock Consideration (based on such Participating Stockholder’s pro rata ownership of the Company Common Stock), and the denominator of which is forty-five percent (45%) of the total number of shares of Parent Common Stock issuable as Closing Common Stock Consideration.

“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date that is included in the Company Financial Statements.

“Company Business” means the business of the Company as currently conducted and proposed to be conducted, including operating and marketing of an online platform that facilitates the ownership and trading of wine and whiskey, and the sale and marketing of related wine and whiskey events and experiences.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means shares of the Company’s common stock, $0.00001 par value per share.

“Company Data” means all data, meta-data, or information (i) transmitted to the Company by users of the Company’s digital platform or customers of the Company, or (ii) contained in any IT Systems or other databases of the Company (including any and all Proprietary Information, User Data, listings and other content displayed or distributed on or through any Company Software) and all other information, data and compilations thereof used by, the Company in the Company Business.

“Company Employee Agreement” means each management, employment, retention, change in control, severance, Tax gross-up, consulting, independent contractor, relocation, repatriation or expatriation agreement, offer letter, bonus agreement, other incentive compensation agreement, or other similar Contract between the Company or any of its Subsidiaries and any current employee, officer, independent contractor, director or other individual service provider of the Company or any of its Subsidiaries.

“Company Employee Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, equity-based plans, retention plans, profit sharing plans, bonus or incentive plans, plans, programs, or arrangements, deferred compensation arrangements or agreements, severance pay plans, programs, agreements, or arrangements, compensation plans, programs, agreements, or arrangements, change in control plans, programs agreements, or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, programs, agreements, and arrangements, not described in clause (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors, in each case which the Company or any Subsidiary sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer, or director of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any of its Subsidiaries has or may have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Company Financial Statements” means (i) the unaudited consolidated balance sheet of the Company dated as of December 31, 2024, (ii) the unaudited consolidated statements of operations and cash flows of the Company for the years ended December 31, 2024, (iii) the unaudited consolidated balance sheet of the Company dated as of December 31, 2025, (iv) the unaudited consolidated statements of operations and cash flows of the Company for the years ended December 31, 2025, (v) the unaudited consolidated balance sheet of the Company dated as of February 28, 2026 and (vi) the unaudited consolidated statement of cash flows of the Company for the two months ended February 28, 2026.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Subsidiaries), Section 3.3 (Power and Authority), Section 3.4 (Capitalization), Section 3.5 (No Conflicts), Section 3.7 (Taxes), and Section 3.23 (No Brokers).

“Company Intellectual Property” means Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Technology and Intellectual Property Rights owned by third Persons and used, held for use, or practiced by the Company or any of its Subsidiaries.

“Company Material Contract” means any (i) Contract required to be listed on the Company Disclosure Letter pursuant to Section 3.10, 3.12 or 3.14 (whether or not so listed), and (ii) any Contract between the Company or any of its Subsidiaries and any Significant Customer or Significant Supplier.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Holder” means any holder of a Company Option.

“Company Owned Intellectual Property” means all Technology and Intellectual Property Rights owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Participating Stock” means (i) the Company Preferred Stock, (ii) the Company SAFEs and (iii) the Company Common Stock.

“Company Preferred Stock” means, collectively, shares of the Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series A-3 Preferred Stock, Company Series A-4 Preferred Stock, Company Series A-5 Preferred Stock, Company Series A-6 Preferred Stock, and Company Series A-7 Preferred Stock.

“Company SAFEs” means the outstanding SAFEs issued by the Company in total aggregate principal amount of $6,792,935.

“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, $0.00001 par value per share.

“Company Series A-2 Preferred Stock” means the Company’s Series A-2 Preferred Stock, $0.00001 par value per share.

“Company Series A-3 Preferred Stock” means the Company’s Series A-3 Preferred Stock, $0.00001 par value per share.

“Company Series A-4 Preferred Stock” means the Company’s Series A-4 Preferred Stock, $0.00001 par value per share.

“Company Series A-5 Preferred Stock” means the Company’s Series A-5 Preferred Stock, $0.00001 par value per share.

“Company Series A-6 Preferred Stock” means the Company’s Series A-6 Preferred Stock, $0.00001 par value per share.

“Company Series A-7 Preferred Stock” means the Company’s Series A-7 Preferred Stock, $0.00001 par value per share.

“Company Stock Plans” means, the Company’s 2021 Equity Incentive Plan, as amended from time to time, and each other equity or equity-based incentive plan or arrangement of the Company.

“Company Stockholder” means any holder of shares of Company Capital Stock.

“Company Warrant Holders” means the holders of Company Warrants.

“Company Warrants” means any warrants to purchase Company Capital Stock.

“Company Web Site” means any public or private web site currently owned, maintained, or operated by or on behalf of the Company or any of its Subsidiaries.

“Contract” means any written or oral contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders), in each case that is legally binding on the parties thereto.

“Disqualifying Event” means any event listed in Rule 506(d)(1)(i) through (viii) under the Securities Act.

“Dissenting Shares” means, collectively, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time held by a Company Stockholder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the DGCL or other similar rights (if any) under applicable Law.

“Distribution Schedule” means a spreadsheet in form and substance reasonably acceptable to Parent, certified as true, correct and complete by the chief executive officer of the Company, which spreadsheet shall set forth: (i) the names of all the Participating Stockholders, and in each case, their respective last known addresses and email addresses, (ii) the number of shares of Company Participating Stock held by each such Participating Stockholder, (iii) the calculation of the Aggregate Consideration, Aggregate Consideration Value, Common Stock Consideration, Closing Common Stock Consideration, Per Share Parent Common Stock Amount, Participating Stockholder Holdback Shares, and (iv) with respect to each Participating Stockholder, such Participating Stockholder’s Common Stock Consideration Pro Rata Share and Aggregate Pro Rata Share. Parent shall be entitled to rely on the information in the Distribution Schedule for all relevant purposes hereunder, it being acknowledged and agreed that its use therefor shall not affect, in any manner whatsoever, any Indemnified Party’s right to indemnification pursuant to Section 7.2 if any of the information on the Distribution Schedule is not accurate or complete or for any omissions therefrom.

“Domain Name” means any domain name, uniform resource locator or other name or locator associated with the Internet.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, exclusive license, option to obtain an exclusive license, restriction on transfer or similar encumbrance (including any restriction on the voting of any security or any restriction on the transfer of any security or other asset).

“Equity-Related Agreement” means any stockholder agreement, investors’ rights agreement, voting agreement, voting trust, preemptive right, right of first offer, right of first refusal and co-sale agreement, right of first negotiation, right to notice of the Merger or of any acquisition proposals from or similar transactions with a third party, management rights agreement, and any other similar Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, relating to, affecting, or restricting the transfer of, voting of, registration of, giving of notice or consent with respect to, or dividend right of, any Company Securities or any equity securities of any of the Subsidiaries of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade, or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund Amount” means $20,000.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Foreign Government Official” means any officer or employee of a Governmental Authority or an Affiliate thereof (including any sovereign wealth fund) or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or an Affiliate thereof, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Fraud” means common law fraud under the applicable Laws of the State of Delaware.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, or partnership agreement, and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Authority” means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, self-regulatory organization, unit, body, subdivision, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws, which, for the avoidance of doubt, includes FINRA).

“Governmental Authorizations” means any licenses, permits, certificates, permissions, variances, clearances, qualifications, ratifications, notifications, exemptions, classifications, registrations, franchises, approvals, Orders, or similar authorizations, or any waivers of the foregoing, issued, granted, given, required, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, or filings with any Governmental Authority.

“Grant Date” means the date on which a grant of a Company Option was by its terms to be effective.

“Holdback Amount” means a dollar amount equal to (i) the Holdback Shares, multiplied by (ii) the Reference Price.

“Holdback Shares” means 1,750,000 shares of Parent Common Stock.

“Immediate Family” means, with respect to any individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law or sister-in-law of such individual, including any such adoptive relationships.

“Indebtedness” means, without duplication, (i) the outstanding principal amount thereof and the amount of accrued and unpaid interest of the Company or any of its Subsidiaries for borrowed money (as defined by and determined in accordance with GAAP), (ii) any obligation of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments arising out of indentures owing to banks or financial institutions on equipment leases or otherwise, (iii) all outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities, and (iv) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of its Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (iii) appertaining to third parties.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

“Intellectual Property Right” means any and all rights in Technology and/or other intellectual or industrial property (as they exist in any jurisdiction anywhere in the world, whether statutory, common law or otherwise) including any (i) patents, patent applications of any kind and patent rights (collectively, “Patents”), (ii) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”), (iii) other right with respect to Software, including any registration of such right or any application to register such right, (iv) industrial design right or registration of such right and any application to register such right, (v) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”), (vi) right with respect to any Domain Name, including any registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) rights under applicable trade secret Law in trade secrets and other confidential or proprietary information (including know-how, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, data, databases, data collections, source code, source code documentation, and business, financial, sales and marketing plans) (collectively, “Trade Secrets”), (viii) right with respect to any Database, including any registration of such right and any application to register such right, (ix) right of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral right, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) rights of publicity and privacy and data protection rights, (xiii) goodwill and claims of infringement and misappropriation of any and all of the forgoing against third parties, and (xiv) any and all other intellectual property rights and/or proprietary rights recognized by Law and any right equivalent or similar to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means that certain Joinder Agreement, the form of which is set forth in Exhibit H hereto.

“Key Employees” means Anthony Zhang, Brent Akamine and Michael Johnson.

“Key Employee Documents” means, with respect to each Key Employee, an Offer Letter and a PIIA.

“Knowledge of Parent” means the actual knowledge or deemed knowledge, as determined pursuant to this definition, of a particular fact, circumstance, event or other matter in question of Howard Marks (the “Parent Representatives”). The Parent Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if the Parent Representative would reasonably be expected to have knowledge of the fact, circumstance, event or other matter after conducting a reasonable inquiry in respect of the applicable subject matter.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge or deemed knowledge, as determined pursuant to this definition, of a particular fact, circumstance, event or other matter in question of any of the Key Employees (collectively, the “Company Representatives”). Any such Company Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Company Representative would reasonably be expected to have knowledge of the fact, circumstance, event or other matter after conducting a reasonable inquiry in respect of the applicable subject matter.

“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, customary law and equity and any civil or other code, applicable to any of the assets, properties, operations and business of the applicable Person.

“Letter of Transmittal” means a letter of transmittal with instructions for use thereof in substantially the form attached hereto as Exhibit D.

“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (whether accrued or fixed, absolute or contingent, matured or unmatured known or unknown or determined or determinable), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, Tax, liability or obligation is immediately due and payable.

“Losses” means any and all deficiencies, judgments, settlements, assessments, liabilities, losses, damages, interest, fines, penalties, costs (including re-engineering costs), Taxes and expenses (including legal, accounting and other costs and expenses of professionals, and those incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking and enforcing rights to indemnification, contribution or reimbursement hereunder).

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the financial condition, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect with respect to such entity (except to the extent, in the case of clauses (i) through (iv) below, they have a disproportionate effect on such entity and its Subsidiaries, taken as a whole, as compared to the other companies in the industry in which such entity and its Subsidiaries operate): (i) changes in general economic or political conditions, (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage or terrorist attack or any epidemic, pandemic, disease outbreak or other health crisis or other public health event (including the COVID-19 pandemic), (iii) any change in applicable Laws or accounting rules, including GAAP; or (iv) effects of acts of God, weather or meteorological events (including hurricanes, earthquakes, floods or other natural disasters).

“Merger Sub Ancillary Agreements” means the Certificates of Merger and each other agreement or document (other than this Agreement) that such Party is to enter into as a party thereto pursuant to this Agreement, as applicable.

“Offer Letter” mean, with respect to a Key Employee or a continuing employee, an employment offer letter that describes, among other matters, the terms of such individual’s employment with Parent following Closing.

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” means a course of business that is in the ordinary course of the business of the Company and its Subsidiaries, consistent with its past practices.

“Parent Ancillary Agreements” means the Offer Letters, the PIIAs, the other Key Employee Documents, the Certificate of Merger, and each other agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Capital Stock” means, collectively, Parent Common Stock and preferred stock, par value $0.00001 per share, of Parent.

“Parent Common Stock” means shares of common stock, par value $0.00001 per share, of Parent.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Power, Authorization and Validity), Section 4.3 (Capitalization), Section 4.4 (No Conflicts), Section 4.8 (No Brokers), and Section 4.9 (Reorganization).

“Participating Stockholder” means any holder of Company Participating Stock.

“Parties” (collectively) or “Party” (individually) means each Participating Stockholder that is a party hereto, the Company, the Merger Sub, the Stockholders’ Representative, and Parent.

“Per Share Parent Common Stock Amount” means, as applicable, that amount of the Closing Common Stock Consideration that one share of Company Participating Stock is entitled to receive pursuant to the Company’s Certificate of Incorporation, as set forth on the Distribution Schedule.

“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet delinquent or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, however, that in the case of clause (b), adequate reserves in accordance with GAAP have been established therefor and are reflected on the most recent Company Financial Statements; and (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements.

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.

“Personal Information” means, in addition to all information defined or described by the Company or any of its Subsidiaries as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual or device, including: information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, including any Internet Protocol address or other persistent identifier. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with the Company’s website, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“PIIA” means a Proprietary Information and Inventions Assignment Agreement, in substantially the form attached hereto as Exhibit E.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Laws” means any applicable Laws relating to the Processing of Personal Information, including the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 and any laws implementing that Regulation, the UK Data Protection Act 2018; the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the CAN-SPAM Act, the Swiss Federal Act on Data Protection and any applicable international, federal, or state laws, rules or regulations requiring a person or Governmental Authority to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, or unauthorized access, disclosure or acquisition of Personal Information.

“Processed” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process”, “Processes”, and “Processed” shall be construed accordingly.

“Proprietary Information” means, with respect to a Party to this Agreement, any confidential or proprietary information or material not generally known to the public, including any Trade Secret, know-how or other confidential and proprietary information (including all tangible and intangible embodiments thereof): (i) that concerns any such Party’s business, technology, business relationships or financial affairs, and (ii) that is received in confidence by or on behalf of such Party from such Party’s customers, suppliers or other third parties, including, in each case ((i) and (ii)), without limitation any data, information, notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information; provided, that, notwithstanding the foregoing, Proprietary Information shall not include this Agreement, the terms of this Agreement, and matters relating to the negotiation of this Agreement and performance of obligations thereunder.

“Reference Price” means $1.60, subject to appropriate adjustment for any stock split, stock dividend, combination, recapitalization and the like.

“Registered Company Intellectual Property Right” means any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of the Company or any of its Subsidiaries.

“Regulatory Agencies” means any state regulatory authority, the SEC, and any self-regulatory organization.

“Release Date” means the twelve (12)-month anniversary of the Closing Date.

“Representative” means, with respect to a Person, any officer, director, manager, principal, attorney, financial accountants, Tax advisor, agent, employee or other representative.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iii) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes”) means any U.S. federal, state or local or non-U.S. income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, imputed underpayment, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax imposed by a Governmental Authority, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not.

“Tax Return” means any return, amended return, election declaration, report, statement, estimate, certificate, voluntary disclosure, claim for refund, information return or statement filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements binding the Company that provide for the allocation, apportionment, sharing, indemnification or assignment among them of any Liability for Taxes, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Liability for Taxes, in each case, a primary purpose of which agreement or arrangement relates to Taxes; but excluding any agreement or arrangement entered into in the Ordinary Course of Business (such as a loan or a lease) the primary purpose of which is not Tax (an “Ordinary Course Agreement”).

“Technology” means any: (i) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software, website, content, image, logo, graphic, text, photographs, artwork, audiovisual works, sound recording, graph, drawing, reports, analysis, writing, or other work of authorship or copyrightable subject matter; (vi) database or other compilation or collection of data or information (“Database”); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit; (viii) Trade Secrets; and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company or any of its Subsidiaries in connection with the Merger and this Agreement and the transactions contemplated by this Agreement, as well as any related sale or financing process, including, without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor, (ii) any premium or related cost for any directors’ and officers’ liability insurance purchased by the Company in connection with the transactions contemplated by this Agreement, including the costs and expenses incurred in connection with the D&O Tail Policy, (iii) the fees or expenses of the Stockholders’ Representative, and (vi) any payment, consideration, costs, expenses or fees associated with the termination of the Contracts contemplated by the terms hereof or in relation to obtaining any permits, authorizations, consents, orders or approvals of, or making any filings or providing notices to, any Governmental Authority or any other Person, in each case, in connection with the Merger and the other transactions contemplated hereby.

“Transaction Payroll Taxes” means the employer portion of any payroll, employment or similar Tax incurred with respect to any payments in respect of any bonus, severance, commission, termination or retention, or other compensatory payments made pursuant to the Merger or any other transaction contemplated by this Agreement, but, for the avoidance of doubt, excludes any such Taxes related to any other compensatory payments (w) for services performed after the Closing, (x) for any compensatory payments that vest after the Closing Date or (y) pursuant to the terms of an Offer Letter.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Union” means any labor union, labor organization or any other Person purporting to act as an exclusive bargaining representative.

“Unpaid Transaction Expenses” means all Transaction Expenses, in each case whether due prior to, on or after the Closing, that are unpaid as of immediately prior to the Closing. For the avoidance of doubt, all Transaction Expenses that remain incurred or accrued until at or prior to the Closing shall be deemed to be outstanding as of immediately prior to the Closing.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from any user of the Company website.

“VAT” means any ad valorem, value added, goods and services or similar Tax.

“WARN Act” means, collectively, the federal Worker Adjustment and Retraining Notification Act or any state, local foreign equivalent affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

Article 2

THE MERGER

2.1           Closing; Effective Time2.2      . The closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents on the date hereof (the “Closing Date”). On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time of such filing and acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger, or such later time as may be agreed in writing by Parent and the Company prior to the Closing and specified in the Certificate of Merger (such time being the “Effective Time”).

2.2           The Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity and as a direct wholly-owned subsidiary of Parent following the Merger. The Company, as the surviving entity after the Merger, is sometimes referred to herein as the “Surviving Entity.” As a result of the Merger, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

2.3           Organizational Documents; Management.

(a)           Surviving Entity Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or any other Person, (i) the certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except the provisions relating to the incorporator shall be omitted), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law. At the Effective Time, the bylaws of the Company as the Surviving Entity shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to Merger Sub shall be changed to refer to the Surviving Entity’s name), and as so amended and restated shall be the bylaws of the Surviving Entity until thereafter changed or amended as provided therein, by applicable Law, and by the certificate of incorporation of the Surviving Entity.

(b)           Directors and Officers of Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that, from and after the Effective Time: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Entity and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal; and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

2.4           Effect of the Merger.

(a)           Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, or any other Person, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Entity and shall constitute the only outstanding shares of capital stock of the Surviving Entity immediately following the Merger.

(b)           Cancellation of Securities Held by the Company, Merger Sub and Parent. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, any shares of Company Capital Stock that are owned by the Company (as treasury stock or otherwise), Merger Sub or Parent, in each case, immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Effect on Company Participating Stock. At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, each share of Company Preferred Stock, each of the Company SAFEs, and each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, subject to the terms and conditions of this Agreement, be cancelled and extinguished and automatically converted into the right to receive the following consideration, payable as set forth herein:

(i)            a certificate or book entry reflecting, for each share of Company Preferred Stock, each of the Company SAFEs, and each share of Company Common Stock, the applicable Per Share Parent Common Stock Amount set forth on the Distribution Schedule; and

(ii)           a right to receive, at the times and subject to the contingencies set forth in this Agreement, the portion of the Participating Stockholder Holdback Shares, if any, required to be delivered to the former holder of such Company Preferred Stock, Company SAFEs, and Company Common Stock with respect thereto in accordance with Section 2.12 and Article 7.

(d)           Effect on Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Option Holder, the holder of any shares of capital stock of Merger Sub, the Company, Parent, Merger Sub or any other Person, each Company Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and terminated and cease to represent a right to acquire shares of Company Capital Stock as of the Effective Time, and no consideration will be paid in consideration of any such cancelled Company Option.

(e)           Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Warrant Holder, the Company, Parent, Merger Sub or any other Person, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and terminated and cease to represent a right to acquire shares of Company Capital Stock as of the Effective Time, and no consideration will be paid in consideration of any such cancelled Company Warrant.

2.5           Consideration Distribution Procedures.

(a)           Surrender of Certificates. No later than five (5) Business Days following the Closing Date, the Company shall direct its transfer agent to cancel all book-entry entitlements in the form of electronic stock certificates on its capitalization management system existing immediately prior to the Effective Time representing issued and outstanding shares of Company Capital Stock (“Electronic Certificates”), effective as of the Effective Time.

(b)           Letters of Transmittal. As soon as reasonably practicable after the Closing, Parent shall deliver or cause to be delivered a Letter of Transmittal to each holder of record of Company Common Stock, Company Preferred Stock and Company SAFEs issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal shall specify that, solely for Participating Stockholders holding physical certificates or instruments that immediately prior to the Effective Time represented issued and outstanding Company Common Stock or Company Preferred Stock (the “Paper Certificates” and, together with the Electronic Certificates, the “Certificates” and each, a “Certificate”), delivery of the Paper Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Parent or its designee (or, in the case of any lost, stolen or destroyed Paper Certificate, an affidavit of loss therefor and, if required by Parent, an indemnity agreement), together with a properly completed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Paper Certificates.

(c)           Consideration Distribution. Following the Effective Time, upon a delivery to Parent or its designee by a Participating Stockholder of (i) a Paper Certificate (or, in the case of any lost, stolen or destroyed Paper Certificate, an affidavit of loss therefor and, if required by Parent, an indemnity agreement) with respect to each share of Company Participating Stock held by such Participating Stockholder, unless all of such shares of Company Participating Stock held by such Participating Stockholder are held in the form of one or more Electronic Certificates (in which case only the following clauses (ii) and (iii) hereof shall be applicable), (ii) a duly executed Letter of Transmittal, and (iii) such other documents as may reasonably be required by Parent or its designee, Parent will issue, or cause to be issued, to such Participating Stockholder the portion of the Closing Common Stock Consideration that such Participating Stockholder has the right to receive pursuant to and Section 2.4(c)(i), as set forth on the Distribution Schedule. Notwithstanding any other provision of this Agreement, no Participating Stockholders entitled to Closing Common Stock Consideration will be entitled to any fractional share of Parent Common Stock, with the number of shares applicable to each such Participating Stockholder, rounded down to the nearest whole share.

2.6           Appraisal Rights. Notwithstanding anything to the contrary herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Common Stock Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Common Stock Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.4, following the satisfaction of the applicable conditions set forth in Section 2.4, the applicable portion of the Common Stock Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Parent (a) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company and (b) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Notwithstanding the foregoing, (i) to the extent that Parent, the Surviving Entity or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((A) and (B) together, “Excess Dissenting Share Payments”), Parent will be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article 7 of this Agreement, and (ii) in the event that there are any Dissenting Shares, then any payment by Parent in accordance with this Agreement that would have been required to have been paid with respect to such Dissenting Shares (assuming, for such purpose, that such holder of Dissenting Shares had not exercised appraisal rights) will be retained by Parent (including any Participating Stockholder Holdback Shares otherwise distributable in respect of such Dissenting Shares).

2.7           Tax Withholding. Each of Parent, the Surviving Entity, and, in each case, any Affiliates thereof shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Closing Common Stock Consideration and any other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or non-U.S. Tax Law. Prior to making any deduction or withholding pursuant to this Section 2.9 (other than withholding required in connection with any payments that are in the nature of compensation), Parent shall use commercially reasonable efforts to give the Company advance notice of any anticipated deduction or withholding and the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding. With respect to the making of such payment and, to the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.8           RESERVED.

2.9           Tax Treatment of Adjustments. Any adjustment required by this Article 2 will be treated as adjustments to the Closing Common Stock Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

2.10         Holdback Shares.

(a)           At the Closing, Parent shall retain the Participating Stockholder Holdback Shares, which shares shall not be released as of the Closing Date but shall instead be released in accordance with, and subject to the provisions of this Section 2.12 and Article 7 hereof. Parent shall retain, as partial security, the Participating Stockholder Holdback Shares to compensate the Indemnified Parties for any Losses for which any of them are entitled to recovery under Article 7 and Article 8. Except to the extent permanently retained by Parent or released to a Participating Stockholder pursuant to the terms of this Agreement, during the period for which Parent retains such shares (i) the Participating Stockholder Holdback Shares shall be treated by Parent as issued and outstanding capital stock of Parent, (ii) the Participating Stockholders will be treated as the owners of their respective portion of the Participating Stockholder Holdback Shares, and (iii) the Participating Stockholders will be entitled to exercise voting rights and receive dividends with respect thereto; provided, that, during the period for which Parent retains the Participating Stockholder Holdback Shares, any dividends with respect thereto shall be withheld by Parent and included as part of the Participating Stockholder Holdback Shares. For the avoidance of doubt, any remaining Participating Stockholder Holdback Shares will be released on the Release Date to the Participating Stockholders in accordance with the Common Stock Consideration Pro Rata Share applicable to each such Participating Stockholder, rounded down to the nearest whole share.

(b)           The parties acknowledge and agree that, for U.S. federal, state and local income tax purposes, (i) the Participating Stockholder Holdback Shares are intended to be (x) part of the aggregate consideration payable to the Participating Stockholders in exchange for their Company Participating Stock (and not as compensation for services) and (y) treated as issued and outstanding as of Closing and (ii) each Participating Stockholder is intended to be treated as the beneficial owner of such Participating Stockholders’ Holdback Shares as of the Closing Date. The parties shall execute and file all U.S. federal, state, local or non-U.S. income Tax Returns in a manner consistent with the preceding sentence unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local Law.

2.11         No Fractional Shares. Notwithstanding any provision herein to the contrary, all shares of Company Capital Stock held by any Participating Stockholder shall be aggregated on a stockholder-by-stockholder basis for purposes of calculating the portion of the Closing Common Stock Consideration that such Participating Stockholder is entitled to receive pursuant to Section 2.4. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and the number of shares of Parent Common Stock any Participating Stockholder is entitled to receive shall be rounded down to the nearest whole share. Any cash paid in accordance with Section 2.12 shall be rounded down to the nearest cent.

2.12         Non-Accredited Investors. In the event that Parent reasonably determinates that a Participating Stockholder is not an Accredited Investor based on the Accredited Investor Questionnaire delivered to Parent by such holder (a “Non-Accredited Investor”), Parent may elect, in its sole discretion, to pay such Participating Stockholder, at the same times as the Participating Stockholders may otherwise become entitled to receive applicable portions of the Common Stock Consideration as set forth herein, an amount in cash equivalent to the value of the Common Stock Consideration such Participating Stockholder would otherwise be entitled to receive pursuant to this Agreement. The terms and conditions of this Agreement and the Ancillary Agreements shall apply mutatis mutandis to such cash payments.

2.13         Rights Not Transferable. The rights of the Participating Stockholders under this Agreement as of immediately prior to the Effective Time are personal to each such Participating Stockholders and shall not be transferable for any reason, other than by operation of law, will or the Laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARTICIPATING STOCKHOLDERS

Subject to the disclosures set forth in the disclosure letter of the Company addressed to Parent and delivered to Parent concurrently with the Parties’ execution of this Agreement (the “Company Disclosure Letter”) (which disclosures will qualify the Section or subsection they specifically reference and will also be deemed to qualify other Sections or subsections in this Article 3 to the extent that it would be readily apparent on the face of such disclosure that such disclosure is applicable to such other Section or subsection), the Company and the Participating Stockholders represent and warrant to Parent and Merger Sub, jointly and severally, as follows (it being understood that for purposes of this Agreement, a document shall be deemed to have been “made available” by the Company to Parent only if it has been posted in the electronic data site maintained at DocSend.com on behalf of the Company in connection with the Merger and as to which Parent has been provided full access as of 11:59 P.M. on March 12, 2026:

3.1           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing (where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified, licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.1(a) of the Company Disclosure Letter sets forth each jurisdiction in which the Company is qualified or licensed to do business. The Company has made available to Parent true and complete copies of its Governing Documents. The Company is not in violation of its Governing Documents. Schedule 3.1(b) of the Company Disclosure Letter sets forth a list of all of the current officers and directors of the Company (including, for each such individual, the position held and period of service).

3.2           Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company, in each case together with the jurisdiction of incorporation, organization or formation, the nature of its organization (corporation, partnership, limited liability company, etc.), authorized, issued and outstanding equity securities of each such Subsidiary of the Company and the ownership thereof as of immediately prior to the Closing. The Company owns, of record and beneficially, all equity securities in each of its Subsidiaries, free and clear of all Encumbrances (other than Encumbrances imposed by applicable securities Laws). Neither the Company nor any of its Subsidiaries (a) owns or controls, directly or indirectly, any equity securities in any other Person other than the Subsidiaries set forth on Schedule 3.2 of the Company Disclosure Letter, or (b) has any right or obligation to acquire any equity securities of any other Person, or to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any other Person.

3.3           Power, Authorization and Validity.

(a)           Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action, subject only to receipt of the Stockholder Approval.

(b)           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and for the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any applicable U.S. or other laws, rules and regulations.

(c)           Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent, the Merger Subs and the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.

(d)           Board Approval. The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement, (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Stockholders the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Stockholders for adoption (such board approval in clauses (i) through (v), the “Board Approval”).

(e)           Required Vote of Company Stockholders. The affirmative vote or consent of (i) the holders of a majority of the issued and outstanding shares of Company Capital Stock, voting together as a single class on an as converted to Company Common Stock basis and (ii) the holders of a majority of the issued and outstanding shares of Company Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis, are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, the Merger, and the other matters set forth in the Stockholder Consent, and, to the extent such approval is required, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby (such vote or consent, the “Stockholder Approval”). Upon receipt of the Stockholder Approval, no further vote or consent of the holders of any Company Capital Stock is necessary to adopt this Agreement and approve the Merger, the Company Ancillary Agreements, the transactions contemplated hereby and thereby and the other matters set forth in the Stockholder Consent.

3.4           Capitalization of the Company.

(a)           Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists of 23,538,704 shares of Company Common Stock and 6,416,360 shares of Company Preferred Stock, of which 3,815,243 shares have been designated Company Series A-1 Preferred Stock, 386,473 shares have been designated Company Series A-2 Preferred Stock, 843,259 shares have been designated Company Series A-3 Preferred Stock, 292,990 shares have been designated Company Series A-4 Preferred Stock, 918,385 shares have been designated Company Series A-5 Preferred Stock, 57,974 shares have been designated Company Series A-6 Preferred Stock, and 102,036 shares have been designated Company Series A-7 Preferred Stock. Schedule 3.4(a) of the Company Disclosure Letter sets forth all (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (clauses (i) through (iii) collectively, the “Company Securities”).

(b)           Other than as set forth on Schedule 3.4(a) of the Company Disclosure Letter, no shares of Company Capital Stock or other Company Securities are issued or outstanding, and no shares of Company Capital Stock or other Company Securities will be issued or outstanding as of the Closing Date. Schedule 3.4(a) of the Company Disclosure Letter also sets forth for each (i) Company Stockholder: (A) the date of issuance and the certificate numbers of the shares of Company Capital Stock held by such Company Stockholder, (B) whether any shares of Company Capital Stock are subject to vesting, risk of forfeiture or repurchase rights, (C) the vesting schedule for such shares, and (D) whether any shares of Company Capital Stock were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made, and (ii) Company Option Holder: (A) the name of such Company Option Holder; (B) the total number of shares of Company Capital Stock subject to each Company Option held by the Company Option Holder and the number of shares of Company Capital Stock with respect to which such Company Option is immediately exercisable; (C) the date on which such Company Option was granted and the expiration date of such Company Option; (D) the vesting schedule for such Company Option, including any accelerated vesting provisions; (E) the exercise price per share of Company Capital Stock of such Company Option; (F) the Company Stock Plan under which such Company Option was granted; and (G) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. No Company Option is subject to Section 409A. Each grant of a Company Option was duly authorized no later than the Grant Date. Each grant of a Company Option has been authorized by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents and each award agreement governing the grant of a Company Option was duly executed and delivered by each party thereto and is in full force and effect. Each grant of a Company Option was made under a Company Stock Plan and in accordance with the terms of the Company Stock Plan pursuant to which such Company Option was granted and all applicable Laws. The per-share exercise price of each Company Option is equal to or greater than the fair market value of a share of Company Common Stock on the applicable Grant Date, as determined in accordance with Section 409A. Each exercise of a Company Option complied with the terms of the Company Stock Plan pursuant to which such Company Option was granted, all Contracts applicable to such Company Option and all applicable Laws. The Company has made available to Parent accurate and complete copies of each Company Stock Plan, each form of agreement thereunder and each award agreement that differs in any material respect from the form of agreement. Except as provided in Section 2.4(d), from and after the Effective Time, no Company Option Holder will have any rights with respect to any Company Options. The treatment of the Company Options in accordance with Section 2.4(d) is permitted under each Company Stock Plan, all Contracts applicable to such Company Options and all applicable Laws.

(c)           The Company does not hold any treasury stock and does not otherwise own any shares of Company Capital Stock. All issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued, are fully paid and nonassessable, (ii) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Governing Documents of the Company, and all material requirements set forth in applicable Contracts, and (iii) are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party. There is no Liability for dividends accrued and unpaid by the Company.

(d)           Equity-Related Agreements. Schedule 3.4(d) of the Company Disclosure Letter sets forth a complete and correct list of all Equity-Related Agreements. The Company has made available to Parent complete and correct copies of all Equity-Related Agreements.

(e)           No Other Rights. Except as set forth on Schedule 3.4(a) of the Company Disclosure Letter, there is no outstanding (i) stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of the Company or (ii) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase or otherwise acquire any share of Company Capital Stock or any security or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such stock appreciation right, option, restricted stock, restricted stock unit, “phantom” stock, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except as set forth on Schedule 3.4(c) of the Company Disclosure Letter, there is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any Company Securities in any Contracts to which the Company is a party.

(f)            Indebtedness. Schedule 3.4(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Indebtedness for borrowed money of the Company as of the Closing Date, including, for each item of Indebtedness, the Contract(s) governing such item of Indebtedness. All Indebtedness for borrowed money may be prepaid at the Closing without penalty under the terms of the Contract(s) governing such Indebtedness.

3.5           No Conflict. Except as set forth on Schedule 3.5 of the Company Disclosure Letter, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the performance of the Company’s obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby, shall materially conflict with, result in a material breach, impairment, violation, or termination of (with or without notice or lapse of time, or both), acceleration of any obligation or loss of any material benefit, or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (a) any provision of any Governing Documents of the Company, each as currently in effect, (b) any Law applicable to the Company or any of its assets or properties, (c) any Company Material Contract, (d) any Governmental Permits, (e) any privacy policy, terms of use or terms of service of the Company, or (f) any judgment, decree or order to which the Company is subject, except for such conflicts, violations, impairments, defaults, terminations, accelerations, losses, or breaches which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

3.6           Litigation, Investigations, Examinations, Inquiries. Except as set forth on Schedule 3.6 of the Company Disclosure Letter, there is currently, and since January 1, 2022 there has been, no Action, claim, complaint or dispute pending or, to the Knowledge of the Company, threatened, against the Company (or against any officer, director, employee or agent of the Company in his or her or their capacity as such or relating to his or her or their employment, services or relationship with the Company). There is currently, and since January 1, 2022 there has been, no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company or any of its respective assets or properties. The Company has not currently, or since January 1, 2022 has had, any Action or material claim, complaint or dispute pending against any Governmental Authority or any other Person.

3.7           Taxes.

(a)           Tax Returns, Taxes and Audits.

(i)            The Company (A) has properly completed and timely filed (taking into account all applicable extensions) all income and other material Tax Returns required to be filed by it, and such Tax Returns were true, correct and complete in all material respects, (B) has timely paid all income and other material Taxes required to be paid by it (whether or not shown on any Tax Return). The Company has made available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all taxable years remaining open under the applicable statute of limitations.

(ii)           As of the date hereof, no deficiency for any Tax has been claimed, proposed, assessed, or threatened, in each case, in writing against the Company that has not otherwise been resolved or settled.

(iii)          As of the date hereof, the Company has not received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any (A) written notice indicating an intent to open an audit or other review related to any Tax matter, (B) written notice of deficiency or proposed adjustment of any material amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company, in each case that has not otherwise been resolved or settled. As of the date hereof, no Tax Return of the Company is under audit by the IRS or any other Governmental Authority and any past audits (if any) have been completed and fully resolved or settled and any Taxes determined by such audit to be due from the Company have been paid in full to the applicable Governmental Authorities. No written claim has ever been received by the Company from a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file any Tax Return in that jurisdiction. The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(iv)          No Tax liens are currently in effect against any of the assets of the Company other than Permitted Encumbrances. There is not in effect any extension or waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Tax Return that has not been filed (other than pursuant to an automatic extension of time to file a Tax Return obtained in the Ordinary Course of Business).

(v)           Any transfer of property that was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code.

(vi)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, with respect to transactions, events or accounting methods employed prior to the Closing, (B) any use of an improper method of accounting prior to Closing for a taxable period (or portion thereof) ending on or prior to the Closing Date; (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed at or prior to the Closing, (D) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1.1502-19, respectively) (or any corresponding or similar provisions of U.S. state or local or non-U.S. Tax Law) occurring or arising with respect to any transaction prior to the Closing, (E) any installment sale, open transaction or other transaction made on or prior to the Closing, (F) a prepaid amount received on or before the Closing Date, or (G) any election under Section 108(i) of the Code.

(b)           Withholding. The Company has complied with all Laws in all material respects relating to the payment, collection and withholding of any material Tax (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or non-U.S. Tax Law), and has, within the time and in the manner prescribed by Law, collected and withheld from employee wages and other amounts payable to or from third parties and paid over to the proper Governmental Authorities all material amounts required to be so collected and withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), including U.S. federal, state and local and non-U.S. Taxes.

(c)           Tax Status and Indemnification Obligations.

(i)           The Company is not a party to or bound by any Tax Sharing Agreement, indemnity, allocation or similar Contract other than, in each case, an Ordinary Course Agreement, and the Company has no Liability to another party under any such Contract.

(ii)           The Company is not now, nor has ever been, a member of a consolidated, combined, unitary, affiliated or aggregate group. The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise by operation of Law.

(iii)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the two-year period ending on the date hereof.

(iv)           The Company has never requested in writing or received a ruling from any Governmental Authority or signed a closing agreement with any Governmental Authority.

(v)           To the Knowledge of the Company, the Company does not have, and has never had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States.

(vi)           The Company is not, nor has it been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(vii)         The Company is in material compliance with all applicable transfer pricing rules and requirements under applicable Law.

(viii)         The Company is and always has been taxed as a C corporation for U.S. federal income Tax purposes. The Company uses the accrual method of accounting for income Tax purposes and the taxable year of the Company is the calendar year ending December 31.

(d)           No Tax Shelters. The Company has not participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)           The Company has not knowingly taken any action, or agreed to take any action, and does not have knowledge of any fact, agreement, plan or circumstance that, in each case, would reasonably be expected to prevent the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)           Nonqualified Deferred Compensation. Each Company Benefit Arrangement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A has been operated and maintained in all respects in operational and documentary compliance with Section 409A and applicable guidance thereunder. No payment to be made under any Company Benefit Arrangement is or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g)           Additional Tax Representations. None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code, whether or not such payment is considered to be reasonable compensation for services rendered. No Company Benefit Arrangement provides for any tax “gross-up” or similar “make-whole” payments.

(h)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(i)            The amount of the Company's Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(j)            No power of attorney is currently in force with respect to any Tax matter relating to the Company or its business.

3.8           Related Party Transactions. Except (a) for Company Benefit Arrangements disclosed on Schedule 3.17(o) of the Company Disclosure Letter and the Company’s obligations thereunder or (b) as otherwise disclosed on Schedule 3.8 of the Company Disclosure Letter, the Company is not a party to any Contract with, or indebted, either directly or indirectly, to any of its officers, directors, employees, stockholders or other securityholders or any of their respective relatives or Affiliates. Except as set forth on Schedule 3.8 of the Company Disclosure Letter, the Company has no outstanding loans to any of its officers, directors, employees, stockholders or other securityholders or any of their respective relatives or Affiliates. To the Knowledge of the Company, none of the officers, directors and employees of the Company, and no record or beneficial owner of five percent (5%) or more of any class of Company Capital Stock, nor any Immediate Family member of an officer, director, employee or such beneficial owner, has a direct ownership interest of more than five percent (5%) of the equity ownership of any firm or corporation that does business with, or has any contractual arrangement with, the Company (except that ownership of securities in respect of Completed Offerings shall not be considered “ownership” for the purposes of this Section 3.8). For clarity, no disclosure will be required under this Section 3.8 as to the portfolio companies of any venture capital or private equity investor in Company.

3.9           Company Financial Statements.

(a)           Schedule 3.9(a) of the Company Disclosure Letter sets forth the Company Financial Statements. The Company Financial Statements: (i)  are derived from the Books and Records of the Company, (ii) fairly present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company on a consolidated basis for the periods therein specified, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company).

(b)           Except as set forth on Schedule 3.9(b) of the Company Disclosure Letter, the Company does not have any material Liabilities, except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business, and (iii) any executory obligations (that are not for breach of Contract or breach of warranty) arising under any Contracts to which the Company is a party. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP. The Company does not have any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. Neither the Company nor any representative of the Company has received any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in unlawful accounting or auditing practices and there have been no instances of fraud that occurred during any period covered by the Company Financial Statements. For clarity, the mere existence of a claim, complaint or notice from a third party involving the Company arising after the Closing Date shall not constitute a breach of this Section 3.9 on the theory that such claim, complaint or notice or the matters underlying such claim, complaint or notice (absent an underlying breach of another applicable representation or warranty) constituted a Liability of the Company as of the Closing Date.

(c)           As of 5:00 pm Pacific Time on the Business Day prior to the date hereof, the cash balances of the Company in its bank accounts (not including customer cash or restricted cash) is $441,844, total current assets are $1,858,179, total current liabilities are $566,668, assets owned on behalf of customers are $96,922,676, and customer deposits are $3,357,610.

3.10         Title to Properties. The Company has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the material tangible assets and properties (including those shown on the Company Balance Sheet) used or held for use in, the operation of the Company Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other material tangible personal property owned or leased by the Company or used in the Company Business are in good operating condition and satisfactory repair, normal wear and tear excepted (provided that the foregoing representations are not made with respect to Collectible Assets) and are in all material respects suitable for the continued operation of the Company Business following the Closing. Schedule 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leases or licenses to which the Company is a party. Schedule 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list of all leases or licenses with respect to material tangible personal property used by the Company. All leases of real or personal property to which the Company is a party afford the Company a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license. All rents, required deposits and additional rents that are due under the terms of such leases have been paid in full. The Company has never owned any real property.

3.11         Absence of Certain Changes. Since the Balance Sheet Date, the Company Business has been operated in the Ordinary Course of Business. Except as set forth on Schedule 3.11 of the Company Disclosure Letter, from the Balance Sheet Date to the Closing Date, there has not been with respect to the Company any:

(a)           any Material Adverse Effect or any material damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except ordinary wear and tear;

(b)           amendment to its Governing Documents;

(c)           incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Indebtedness, in each case except in the Ordinary Course of Business;

(d)           acceleration or release of any vesting condition to the right to exercise any Company Option, Company Warrant or other right to purchase or otherwise acquire any Company Capital Stock, or any acceleration or release of any right to repurchase Company Capital Stock upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal, in each case except as required under any Company Benefit Arrangement;

(e)           payment or discharge of any of its Liabilities except for (i) Liabilities shown on the Company Balance Sheet or incurred in the Ordinary Course of Business or (ii) Transaction Expenses;

(f)            purchase, license, sale, grant, assignment or other disposition or transfer, or any Contract for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of its material assets (including material Company Intellectual Property and other material intangible assets), material properties or goodwill, other than sales or transfers of rights, title or interests in Collectible Assets made in the Ordinary Course of Business;

(g)           damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except ordinary wear and tear, in each case having a replacement cost or fair market value in excess of $10,000 individually or $25,000 in the aggregate;

(h)           except as contemplated by this Agreement, any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any right, preference, privilege or restriction of any of its outstanding securities;

(i)            issuance of shares of its capital stock or any securities convertible or exchangeable for shares of its capital stock;

(j)            hiring or engagement of any officer, employee or independent contractor of the Company with annual cash compensation in excess of $50,000;

(k)           termination or resignation of any officer of the Company (or receipt of notice thereof);

(l)            change or increase in (or promise to change or increase) the compensation or benefits payable or to become payable to any of its current of former officers, directors, employees or independent contractors, or adoption, grant, change or increase in (or promise to adopt, change or increase) any bonus, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity and equity-based awards) made to or with any of such officers, directors, employees or independent contractors, except as required by applicable Law or a written Company Benefit Arrangement in effect as of the Closing Date and previously made available to Parent and disclosed on the Company Disclosure Letter;

(m)           any labor dispute, resolution thereof or claim of unfair labor practices;

(n)           loan, advance or capital contribution by the Company to, or any investment by the Company in, any Person (other than the advancement of expenses to employees in the Ordinary Course of Business);

(o)           entering into or negotiation of any collective bargaining agreement or similar agreement or relationship with any labor organization;

(p)           (i) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract, Company Employee Agreement (other than those terminable at will, on a form made available to Parent, the termination of which do not require notice and would not result in any liability to the Company or Parent), or Company Employee Plan (or any other right or obligation) except in the Ordinary Course of Business or as required by such Company Material Contract, Company Benefit Arrangement, or Law, (ii) any material default by it under such Company Material Contract or Company Benefit Arrangement (or other right or obligation), or (iii) any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract, Company Benefit Arrangement (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract or Company Benefit Arrangement (or other right or obligation);

(q)           material change in the manner in which it extends discounts, credits or warranties;

(r)            entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment or capital expenditure in excess of $10,000 for any single Contract;

(s)           making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company (other than with Parent), other than sales or transfers of rights, title or interests in Collectible Assets made in the Ordinary Course of Business;

(t)            adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation or other reorganization;

(u)           material change in accounting or Tax reporting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies) or any material revaluation of any of its material assets;

(v)           settlement or compromise of any claim, notice, audit report or assessment in respect of an material amount of Taxes; amendment to any income Tax Return; making of, change in, or revocation of any election in respect of Taxes inconsistent with past practice; surrender of any right to claim a material refund of income Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes (in each case, other than an Ordinary Course Agreement); or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business;

(w)           deferral of the payment of any accounts payable other than in the Ordinary Course of Business or any discount, accommodation, customer credit or other concession made in order to accelerate or induce the collection of any receivable;

(x)            Action threatened or initiated by or against, or Action or threatened Action settled or otherwise resolved by, or proposed to be settled or resolved by, the Company;

(y)           entering into any new line of business; or

(z)            entry or commitment to enter into any Contract to do any of the things described in the preceding clauses (a) through (z) (other than negotiations and agreements with Parent and Merger Subs regarding the transactions contemplated by this Agreement).

3.12         Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.12 of the Company Disclosure Letter sets forth a list of each Contract of the following types, excluding any Company Benefit Arrangement unless expressly specified, to which the Company is a party or to which the Company or any of their respective assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:

(a)           any Contract (other than any Company Benefit Arrangement, Company Employee Agreement or other Contract for or relating to the employment by the Company of any current director, officer, or employee or to the engagement of an advisor, independent contractor or leased employee) providing for payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate annual amount of $15,000 or more;

(b)           any dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Intellectual Property;

(c)           any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(d)           any Company Employee Agreement or other Contract for or relating to the employment by the Company of any current director, officer, or employee with annual cash compensation greater than $100,000 (other than those terminable at will, on a form made available to Parent, the termination of which do not require notice and would not result in any liability to the Company or Parent);

(e)           any Company Benefit Arrangement involving any severance (other than severance solely as required under applicable Law), change-of-control, retention or similar payments or benefits;

(f)            any Contract between the Company with any current advisor, independent contractor, or leased employee with annual cash compensation in excess of $50,000;

(g)           any Contract under which the Company has advanced or loaned any amount to any of its directors, officers, or employees (other than an advancement of expenses in the Ordinary Course of Business);

(h)           any Contract relating to or evidencing any Indebtedness of the or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company;

(i)            any Contract that expressly restricts the Company from or, following the Merger, Parent or any of its Affiliates from, (i) operating the Company Business in materially the same manner as it had been conducted immediately prior to the Merger, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions) or (iv) soliciting potential suppliers or customers;

(j)            any Contract under which the Company grants or is bound by or, following the Merger, purports to have Parent or any of its Affiliates grant or be bound by, any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(k)           any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights for the foregoing;

(l)           any Contract with any Union or any collective bargaining agreement;

(m)           any Contract relating to the settlement or other resolution of any Action, claim, complaint, dispute or threatened Action (including any agreement under which any employment-related claim is settled), other than any such Contract that involved the payment of consideration of less than $15,000 which has been fully paid and did not otherwise subject the Company to any restrictions (other than customary confidentiality and non-disparagement restrictions);

(n)           (i) any Contract that includes an obligation by the Company to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights or Technology, and (ii) any other Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (i) and (ii), Standard EULAs and indemnity obligations in commercial agreements entered into in the Ordinary Course of Business;

(o)           the Contracts set forth on Schedule 3.8 of the Company Disclosure Letter;

(p)           any Contract pursuant to which the Company has acquired a business or entity, any securities of any entity, or any significant assets of a business or entity, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase of stock, purchase of assets, license or otherwise;

(q)           any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person, other than Contracts for the sale or transfer of rights, title or interests in Collectible Assets made in the Ordinary Course of Business;

(r)            any Contract imposing any support, maintenance or service obligation on the part of the Company, other than such Contracts entered into in the Ordinary Course of Business;

(s)           any Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

(t)            any Contract that contains an earn-out or other similar contingent payment or obligation, other than Contracts for the sale or transfer of rights, title or interest in Collectible Assets made in the Ordinary Course of Business;

(u)           any material non-disclosure Contract or other Contract concerning the use or disclosure of Proprietary Information by, to, or from the Company that is not on the Company’s standard form of non-disclosure Contract; or

(v)           any Contract between the Company and any Governmental Authority, university, college other educational institution or research center is a party.

All Contracts to which the Company is a party are fully executed and are in written form. True, correct and complete copies of each Company Material Contract (including schedules, exhibits and amendments thereto), or summaries of any oral Company Material Contract, have been made available to Parent.

3.13         No Default; No Restrictions.

(a)           Each of the Company Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Company, and to the Company’s Knowledge, of each other party thereto in accordance with its terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies. The Company is performing in all material respects all of the obligations required to be performed by it and is entitled to all of the benefits under, and is not alleged to be in default in respect of, any Company Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (A) become a material default or material breach under any Company Material Contract by the Company or any other party to a Company Material Contract, or (B) give any third party (w) the right to declare a material default or exercise any remedy under any Company Material Contract that would be material to the Company, (x) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (y) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (z) the right to cancel, terminate or modify any Company Material Contract in a time period shorter than the remainder of the term or the time period for a termination for convenience. The Company has not received any written or oral notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

(b)           The Company is not a party to, and no material asset or property of the Company is bound or affected by, any judgment, injunction, order or decree, that materially restricts or prohibits the Company or, following the Merger, will materially restrict or prohibit Parent or any of its Affiliates, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company or, following the Merger, Parent or any of its Affiliates, may sell, license, market, distribute or support any products, Intellectual Property Rights or Technology or provide services or restricting the markets, customers or industries that the Company or, following the Merger, Parent or any of its Affiliates, may address in operating the Company Business or restricting the prices that the Company or, following the Merger, Parent or any of its Affiliates, may charge for Company Intellectual Property (including most favored customer pricing provisions)), or includes any grants by the Company or, following the Merger, Parent or any of its Affiliates, of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.

3.14         Intellectual Property.

(a)           Schedule 3.14(a) of the Company Disclosure Letter sets forth a true, correct, complete and accurate list of all (i) Patents, Marks, Copyrights, and Domain Names that constitute Registered Company Intellectual Property Rights, in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made, (ii) Intellectual Property Licenses under which the Company is granted rights in any Company Licensed Intellectual Property (“Licenses In”), other than non-negotiated licenses for commercial off the shelf software or software-based cloud services that are made available for a total cost of less than $25,000 (“Non-Negotiated Vendor Contracts”) and licenses for Open Source Software , (iii) Intellectual Property Licenses under which the Company has granted rights to others in any Company Intellectual Property (“Licenses Out”), other than customer agreements entered into in the Ordinary Course of Business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Parent (“Standard EULAs”), and (iv) Contracts to which the Company is bound that provide for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights by the Company for any other Person or for the Company by any other Person (including any joint development) or the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (collectively, “IP Development Agreements”), other than Invention Assignment Agreements substantially in the form(s) of the Company’s Standard Form Agreement(s) for such Invention Assignment Agreements, copies of which have been provided to Parent. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 3.14(a) of the Company Disclosure Letter sets forth whether each such license, sublicense or other agreement is exclusive.

(b)           All Registered Company Intellectual Property Rights are the subject of an application filed with, issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar Governmental Authority anywhere in the world are registered or applied for in the name of the Company. All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any other relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect, and all Registered Company Intellectual Property Rights have otherwise been duly maintained in the past three years except as set forth on Schedule 3.14(b) of the Company Disclosure Letter in circumstances where a decision was made in the Ordinary Course of Business not to maintain them. Except as set forth on Schedule 3.14(b) of the Company Disclosure Letter, there are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within 90 days after the Closing Date. Except as set forth on Schedule 3.14(b) of the Company Disclosure Letter, the Company Intellectual Property is, and, as of and immediately following the Effective Time, will be subsisting and, to the Knowledge of the Company, valid and enforceable, and, to the Knowledge of the Company, there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(c)           The Company solely and exclusively owns of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Owned Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of any Company Owned Intellectual Property. The Company has not (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Company Intellectual Property or (ii) permitted the rights of any material Company Intellectual Property to lapse or enter into the public domain. No Company Owned Intellectual Property is, to the Knowledge of the Company, subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of any Company Owned Intellectual Property. All Company Licensed Intellectual Property is validly licensed to the Company pursuant to (A) the Licenses In listed on Schedule 3.14(a)(iii) of the Company Disclosure Letter, (B) Open Source Software licenses, or (C) Non-Negotiated Vendor Contracts that have been made available to Parent. To the Knowledge of the Company, the Company has (and will continue to have immediately following the Closing) valid and continuing rights to use, sell, license and otherwise exploit, as the case may be, all Licensed Intellectual Property as the same are currently used, sold, licensed and otherwise exploited by the Company.

(d)           All Company Owned Intellectual Property is fully and freely transferable, alienable and assignable and may be transferred and assigned to Parent without restriction, obligation or payment of any kind to any third Person and without approval of any third Person, including any Governmental Authority, subject to any Permitted Encumbrances.

(e)           The Company Intellectual Property constitutes all of the material Intellectual Property Rights and Technology that are used in or are necessary, and are sufficient, to enable the Company to conduct the Company Business as it currently conducted.

(f)            None of the Registered Company Intellectual Property Rights have been or are subject to any reissue, interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation, or opposition proceeding, other than ordinary course office actions.

(g)           Copies of the Company’s standard form(s) of non-disclosure agreement, the Standard EULA, and any other of the Company’s standard form(s), including attachments (collectively, the “Standard Form Agreements”) have been made available to Parent.

(h)           Neither the operation of the Company Business as it is currently conducted nor any activity by the Company (i) has been or is infringing, misappropriating, diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person, (ii) has been or is contributing to or inducing any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person, or (iii) has been or is constituting unfair competition or trade practices under the Laws of any relevant jurisdiction.

(i)            The Company has not received any written (or to the Knowledge of the Company, oral) communication from any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (ii) inviting the Company to take a license under any Intellectual Property Rights or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property. There are no such allegations, invitations or challenges threatened, and there is no reasonable basis for any Person to make any such allegation, invitation or challenge. The Company has no reason to believe that any such claim is or may be forthcoming. The Company is not in material violation of the terms of any Intellectual Property License to which it is a party.

(j)            No Person is or has been infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property. The Company has not made any claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property.

(k)           The Company is not a party to any settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the Company’s rights to use any Company Intellectual Property, (ii) restrict the Company Business in order to accommodate a third party’s Intellectual Property Rights, or (iii) permit third parties to use any Company Intellectual Property.

(l)            The Company has obtained and possesses valid licenses to use all of the Software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use.

(m)           The Company is not restricted or limited, under any Contract, from engaging in any line of business. Neither this Agreement nor the transactions contemplated by this Agreement will result (solely as a result of a Contract to which Company is a party) in: (i) Parent, the Company or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them, (ii) Parent, the Company or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) Parent, the Company or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby. The Company has taken commercially reasonable measures to protect the confidentiality and value of the subject matter of all Proprietary Information of the Company (including but not limited to all Trade Secrets owned or purported to be owned by the Company or used or held for use by the Company in the Company Business) and all Proprietary Information of any third Person in the Company’s possession or control, or to which the Company has access, with respect to which the Company has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee, director, consultant, and independent contractor of the Company that has been involved in the creation or development of any material Technology or Intellectual Property Rights on behalf of the Company has entered into an enforceable written non-disclosure and invention assignment Contract with the Company that presently, effectively and validly assigns to the Company all rights, title and interest in and to all such Technology and Intellectual Property Rights (an “Invention Assignment Agreement”) in a form made available to Parent prior to the Closing Date. No current or former employee, consultant, independent contractor or director of the Company has (i) excluded any Intellectual Property Right or Technology authored, invented, created, conceived, or otherwise developed prior to his or her or their or its employment or engagement with the Company from his or her or their or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement, (ii) alleged, to the Company or any third Person, ownership or other exclusive rights by such employee, consultant, independent contractor or director, in any Intellectual Property Right or Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director in the scope of his, her or its employment or engagement with the Company, or (iii) to the extent moral rights may apply, failed to effectively waive all moral rights held by such employee, consultant, independent contractor or director, in any Intellectual Property Right or Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director, in the scope of his, her or its employment or engagement with the Company in favor of the Company. Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights and Technology created by the Company’s founders for or on behalf of or in contemplation of the Company (or the Company’s business) prior to their commencement of employment with the Company have been presently, duly and validly assigned to the Company. A valid and enforceable assignment to the Company for each Patent and pending Patent application that constitutes a Registered Company Intellectual Property Right has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(n)           Schedule 3.14(n) of the Company Disclosure Letter sets forth a true, correct, complete and accurate list of all material third party Software (other than Open Source Software listed in Schedule 3.14(o) of the Company Disclosure Letter). None of the Software owned or purported to be owned by the Company has been licensed, directly or indirectly, or provided to, or used or accessed by, any Person other than employees, consultants, directors and independent contractors of the Company who have entered into written confidentiality obligations with the Company with respect to such source code or related materials. The Company has not granted, directly or indirectly, any contingent rights, or other interest in any source code to any other Person. The Company is not a party to any source code escrow Contract. Neither this Agreement nor the transactions contemplated by this Agreement will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Software to any Person.

(o)           Schedule 3.14(o) of the Company Disclosure Letter sets forth a list (in the format requested by Parent) of all material Open Source Software that is or has been included, incorporated or embedded in, called by, linked to, combined or distributed or made available with, or used in the delivery or provision of any Company Intellectual Property, and accurately describes the manner in which such Open Source Software was included, incorporated, embedded, linked, called, combined or otherwise used, including, without limitation, whether the Open Source Software is or has been modified and/or distributed by or on behalf of the Company. Schedule 3.14(o) of the Company Disclosure Letter also lists (or provides a link to) the applicable license for each such item of Open Source Software. The Company fully complies in all material respects with all license terms applicable to any item of Open Source Software disclosed, or required to be disclosed, in Schedule 3.14(o) of the Company Disclosure Letter.

(p)           No Open Source Software is or has been used by the Company in a manner that (i) violates in any material respect any Intellectual Property License applicable to such Open Source Software, (ii) subjects any Company Intellectual Property to any copyleft Open Source Software license that requires or purports to require the licensing of any Company Intellectual Property, other than such unmodified Open Source Software, for the purpose of making derivative works, (iii) requires or purports to require the disclosure or distribution in source code form of any Company Intellectual Property, other than such unmodified Open Source Software, (iv) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (v) creates obligations for the Company with respect to Company Intellectual Property, other than attribution obligations, or grants to any third Person, any rights or immunities under Company Intellectual Property, or (vi) imposes any other limitation, restriction or condition on the right of the Company to use or distribute any Company Intellectual Property.

(q)           (i) No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Company Owned Intellectual Property, and (ii) no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any Intellectual Property License), or has any option to obtain any rights in or to, any Company Owned Intellectual Property. To the Knowledge of the Company, no employee of the Company who has been involved in the creation or development of any Intellectual Property Rights or Technology on behalf of the Company, or who has had access to Company Owned Intellectual Property, has performed services for any government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any governmental entity in or to any Company Owned Intellectual Property.

(r)            The IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company Business as currently conducted and as currently contemplated to be conducted by the Company, including with the respect to redundancy and scalability. Each material component of the IT Systems is either under manufacturer’s warranty or covered by a support plan. All IT Systems have been properly maintained in accordance with standards set by the manufacturers or otherwise in accordance with generally accepted standards standard in the industry, to ensure proper operation, monitoring and use; for example and without limitation of the foregoing, maintenance of and software releases and firmware for all IT Systems is up-to-date. The Company has not experienced any material disruption to, or material interruption in, the IT Systems, including any event, disruption or defect that resulted in the provision of service level credits or the like to any counterparty under any Contract, that is attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. The Company has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Company.

(s)           Following the Closing Date, the Surviving Entity will have the same rights and privileges in the Company Intellectual Property, Company Data, and IT Systems as the Company had in the Company Intellectual Property, Company Data, and IT Systems immediately prior to the Closing Date.

3.15         Privacy and Data Protection.

(a)           The Company, and to the Knowledge of the Company, its subcontractors who store, maintain, transmit or have routine access to Personal Information, and User Data, are currently, and have at all times (i) complied in all material respects with all applicable Privacy Laws, regulatory and self-regulatory guidelines and codes, published interpretations by Governmental Authorities of such Privacy Laws, guidelines and codes, all similar consumer protection or privacy laws, company policies and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company of Personal Information or User Data from the European Economic Area to any jurisdiction in respect of which the European Commission has not issued an adequacy decision) of Personal Information (including employee data), User Data, and all applicable generally accepted industry standards, and (ii) complied in all material respects with each Company’s policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on the Company websites or otherwise communicated in writing to employees, users of any Company website, and other third parties, (B) any notice to or consent from the provider or subject of Personal Information, or User Data, (C) any contractual commitment made by Company with respect to such Personal Information and User Data, and (D) any privacy policy or other written disclosure or assurance otherwise made available by Company to the Persons to whom the Personal Information or User Data relates. Company displays a privacy policy on each website and mobile application owned, controlled or operated by the Company and each such privacy policy incorporates all disclosures to data subjects required by the Privacy Laws. None of the disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of the Privacy Laws (including containing any material omission).

(b)           The Company has taken all appropriate organizational, physical, administrative and technical measures required by Privacy Laws and consistent with all applicable generally accepted standards in the industry in which the Company operates, any existing contractual commitment made by the Company that is applicable to Personal Information or User Data, any written policy adopted by the Company, including the Company’s privacy policy published or otherwise made publicly available by the Company to the Persons to whom the Personal Information or User Data relates, and the Company’s information security program to protect (i) the integrity, security and operations of all IT Systems and (ii) all Personal Information and all other data owned, controlled or stored by the Company from and against data security incidents, loss and damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure, or other misuse. The Company has implemented commercially reasonable procedures, satisfying the requirements of applicable Privacy Laws, to detect data security incidents or breaches and to protect Personal Information against loss and unauthorized access, use, modification, disclosure or other misuse of the IT Systems. Personal Information, User Data, and data owned by the Company or provided by the Company customers, including by its employees, independent contractors, consultants and third-party service providers that have access to Personal Information or User Data.

(c)           The computer systems, servers, network equipment and other computer hardware owned, leased or licensed by Company or otherwise used in the business of Company (the “IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of Company. Company has continuously operated in a manner to exercise commercially reasonable efforts to preserve and maintain the performance, security and integrity of the IT Systems.

(d)           The Company has, consistent with generally accepted standard industry practices of companies of similar size and resources offering similar services: (i) regularly conducted and regularly conducts reasonable vulnerability testing, risk assessments, and tracks security incidents or breaches related to the systems and products of the Company (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Parent true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities.

(e)           In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information or User Data collected, held, or processed by or on behalf of the Company, the Company has, to the extent required by and in accordance with Privacy Laws, entered into valid, binding and enforceable written data processing agreements with any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information or User Data, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personal Information or User Data from data security incidents or breaches, (iv) restrict use of Personal Information or User Data to those authorized or required under the servicing, outsourcing, processing, or other similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information or User Data. Company has made available to Parent all such data processing agreements to which it is a party.

(f)            To the Knowledge of the Company, there have not been any actual or alleged incidents of, or claims or Actions related to, data security incidents or breaches, personal data breaches or other adverse events or incidents, unauthorized access or use of the IT Systems, Personal Information, User Data or Company Data, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or User Data or data in the custody or control of the Company or, to the Company’s Knowledge, any service provider acting on behalf of the Company, and to the Company’s Knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. To the Knowledge of the Company, no breach or violation of the security of any IT Systems has occurred or is threatened in writing, and there has been no unauthorized or illegal use of or access to any Personal Information or User Data of Company, employees, contractors, or respective agents.

(g)           The consummation of any of the transactions contemplated hereby or thereby, will not violate any applicable Privacy Laws, Contracts, or the privacy policies of the Company as they currently exist or as they existed at any time during which any of the Personal Information or User Data was collected or obtained.

(h)           Except for disclosures of information required by Law, authorized by the provider of Personal Information or User Data, or provided for in the Contracts listed in Schedule 3.15(h) of Company Disclosure Letter, the Company has not shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available, to third parties any Personal Information or User Data.

(i)            There have not been any claims or proceedings related to any data security incidents or any violations of any Privacy Laws, and to the Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and the Company has not received any written correspondence or, to the Knowledge of the Company, oral communication relating to, or notice of any proceedings of any nature, claims, audits, investigations or alleged violations of.

(j)            The Company has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data held by the Company Data for the operation of the business of the Company.

(k)           None of the products or services of the Company install “spyware,” “adware” or other malicious code that could compromise the privacy or data security of end-users and/or their computer systems and/or collect information from an end user without their knowledge (collectively, “Spyware”). No claims have been asserted against the Company in writing alleging any use of Spyware by the Company and to the Knowledge of the Company no such claims are likely to be asserted.

3.16         Compliance with Laws.

(a)           Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, the Company is, and since January 1, 2023 has been, in compliance in all material respects with all Laws applicable to or binding on them or their assets or properties.

(b)           Except as set forth in Schedule 3.16(b) of the Company Disclosure Letter, neither the Company, its Affiliates, nor any of the persons so “associated” (as described in Section 3(a)(18) of the Exchange Act) is subject to any Disqualifying Event or any act required to be disclosed pursuant to Rule 506(e) under the Securities Act or any Action that could result in such person becoming subject to a Disqualifying Event.

(c)           The Company holds all Governmental Authorizations from, and has made all required filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance in all material respects with applicable Law and applicable Contracts, and all such Governmental Authorizations are valid and in full force and effect. Since January 1, 2023, the Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any violation of applicable Law or any failure to comply with any term or requirement of any Governmental Authorizations or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(d)           Since January 1, 2023, the Company and each of its Affiliates have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to applicable Law (including of any Regulatory Agency), and have paid all fees and assessments due and payable in connection therewith.

(e)           Except as set forth on Schedule 3.16(e) of the Company Disclosure Letter, (i) neither the Company, its Affiliates, nor any of the persons so associated as that term is described in Section 3(a)(18) of the Exchange Act is (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a broker-dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any material Actions that would be required to be disclosed on Form BD or Forms U-4 or U-5 to the extent that such Person or its associated persons were required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no Action pending or, to the Company’s Knowledge, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

3.17          Employees, ERISA and Other Compliance.

(a)           Schedule 3.17(a)(1) of the Company Disclosure Letter accurately lists all current employees of the Company as of the Closing Date, and for each such employee, his or her: (i) name and job position or title, (ii) whether paid on a salary, hourly, commission or other basis, (iii) annualized base salary or hourly wage (as applicable), (iv) annual commission opportunity or bonus potential, (v) classification as full-time, part-time, temporary or seasonal, (vi) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (vii) visa or work permit type (if any) and the date of expiration, if applicable, (viii) commencement date of employment with the Company, (ix) work location (city and state), (x) average scheduled hours per week, (xi) severance entitlements, if any, (xii) leave status (including type of leave and anticipated return to work date), and (xiii) accrued but unused paid time off, and (xiv) the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby under Company Benefit Arrangement. Schedule 3.17(a)(2) of the Company Disclosure Letter accurately lists all independent contractors, consultants, sub-contractors, temporary employees, leased employees or other agents used by the Company and classified by the Company as other than employees, or compensated other than through Form W-2 wages paid by the Company through the Company’s payroll function (the “Contingent Workers”) engaged as of the Closing Date, and for each such individual, information regarding: (A) whether such Contingent Worker is engaged through an independent contractor, consulting or other agreement (including name of agreement, date and parties), (B) fee or compensation arrangements and other contractual terms with the Company, (C) the commencement date with the Company or any Affiliate of the Company, (D) service location (city and state), (E) a description of services provided and/or role in the Company Business, (F) any notice required by either party to terminate the relationship, and (G) whether they are engaged directly or through a third party. Except as set forth on Schedule 3.17(a)(2), the Company does not employ or otherwise engage any Contingent Worker.

(b)           The Company has at all times since January 1, 2023 correctly classified of its employees as exempt or nonexempt for purposes of the Fair Labor Standards Act and other applicable Laws. The Company has at all times since January 1, 2023 correctly classified Contingent Workers as such (as distinguished from Form W-2 employees) for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws, and for purposes of all employee benefit plans and perquisites, and has issued to all Contingent Workers all necessary tax forms, including Form 1099. The Company does not have any employment or consulting, independent contractor or employee leasing Contracts currently in effect that are not terminable at will without penalty (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions). No employee of the Company or Contingent Worker is eligible to earn commission, incentive compensation, or other post-employment or post-engagement compensation payments after the end of their employment or engagement with the Company.

(c)           The Company: (i) is, and since January 1, 2023, has been, in compliance in all material respects with all Laws respecting labor and employment matters, including Laws respecting employment practices, terms and conditions of employment, discrimination, harassment, retaliation, leave, employee safety and wages and hours, meal and rest breaks, overtime pay, equal opportunity, pay equity, work authorization and immigration compliance, occupational health and safety, termination or discharge, restrictive covenants, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the proper classification of independent contractors and employees, the proper classification and treatment of employees as exempt or non-exempt under the Fair Labor Standards Act and similar state Laws and the proper classification and treatment of Contingent Workers, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, and any similar provisions of state, local or foreign Law, (ii) has withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or Contingent Workers of the Company, (iii) is not liable for any arrears of wages, bonuses, fees or any other compensation or reimbursement or any Taxes or any penalty for failure to comply with related Laws, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees or Contingent Workers of the Company (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Affiliates under any worker’s compensation policy.

(d)           The Company is not a party to or currently negotiating any collective bargaining or similar agreement, or work rules, practices or policies, with Union, nor are any of its employees of the Company or Contingent Workers represented by Union. There is no, and since January 1, 2023 there has been no pending or threatened, labor dispute, work slowdown or any other concerted interference with operations of the Company Business, work stoppage or lockout, strike, picketing, organizational campaigns, audit or investigation by a Governmental Authority, involving the Company’s employees or otherwise affecting operations of the Company Business. The Company does not have any duty to bargain with any Union with respect to the wages, hours or other terms and conditions of employment of any employee of the Company or Contingent Worker. No employee of the Company or Contingent Worker has expressed any plans in writing to terminate their employment or engagement with the Company.

(e)           The Company is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and has a complete and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees.

(f)           The Company is not, and since January 1, 2023 has not been, involved in any form of Action, private dispute resolution procedure, internal or external investigation, or claim, complaint or dispute, nor has the Company received notice of any threatened Action, in which the Company was, or is, alleged to have violated any Contract or Law relating to labor or employment, including, but not limited to, equal opportunity, discrimination, retaliation, harassment, unfair labor practices, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, classification of workers as independent contractors, benefits, collective bargaining, restrictive covenants, the payment of Social Security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(g)           Without limiting the generality of the foregoing, there is no pending or threatened, and since January 1, 2023 the Company has not received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment Laws and since January 1, 2023 the Company has not been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.

(h)           Since January 1, 2023, the Company has not implemented any “mass layoff,” or “plant closing” or similar group “employment loss” (as defined in the WARN Act) and the Company has not been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to require notification under the WARN Act. During the ninety (90) day period preceding the date hereof, no employee of the Company or Contingent Worker has suffered an “employment loss” (as defined in the WARN Act) with respect to the Company.

(i)            The Company is not subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, nor is the Company a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(j)            To the Knowledge of the Company, no employee of the Company or Contingent Worker is in material violation of (i) any material term of any Company Employee Agreement, or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or Contingent Worker to be employed by or to render services to the Company or to use Proprietary Information of others. The Company has made available to Parent each form of the Company’s standard employee non-competition, non-solicitation, confidentiality and/or invention assignment agreement that is in use, or has been used, by the Company. All employees of the Company are employed at-will.

(k)           For the past three (3) years, the Company has maintained policies (i) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (ii) prohibiting sexual harassment and all other forms of discriminatory harassment, and (iii) providing complaint and investigation procedures with respect to the foregoing clauses (i) and (ii).  At all times since January 1, 2023, any and all such policies have conformed with all requirements of applicable Law, including, as applicable, with respect to independent contractors. For the past five (5) years, the Company has complied with all requirements of applicable Law with respect to training concerning prevention of sexual harassment and/or abusive conduct.  Except as set forth on Schedule 3.17(k) of the Company Disclosure Letter, to the Knowledge of the Company, at no time in the past five (5) years have any allegations been made within or outside the Company alleging conduct that, if confirmed, would constitute violations of any of the policies referenced in the foregoing clauses (i) or (ii).  Except as set forth on Schedule 3.17(k) of the Company Disclosure Letter, the Company not received any complaint within the scope of the foregoing clause (iii) or conducted an investigation of allegations of any alleged violation of the foregoing clauses (i) or (ii).  Except as set forth on Schedule 3.17(k) of the Company Disclosure Letter, to the Knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other discriminatory harassment against or involving the Company or any Company employee, director 3.17(k) or Contingent Worker.

(l)            Without limiting the generality of the foregoing, the Company has never been party to a settlement agreement with a current or former officer, employee or director of the Company or Contingent Worker that relates to allegations of sexual harassment or sexual misconduct. To the Company’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made in the past three (3) years against any officer, employee or director of the Company or Contingent Worker in their capacity as such.

(m)           Except as set forth on Schedule 3.17(m) of the Company Disclosure Letter, in the past twelve (12) months (i) no officer of the Company or Key Employee’s employment with the Company has been terminated for any reason, and (ii) to the Knowledge of the Company, no officer of the Company or Key Employee has expressed any plans to terminate his, her or its employment or service arrangement with the Company.

(n)           Except as set forth on Schedule 3.17(n) of the Company Disclosure Letter, the consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to change the terms of their employment

(o)           Schedule 3.17(o) of the Company Disclosure Letter sets forth a true, complete and correct list of every Company Employee Plan and each Company Employee Agreement (each, a “Company Benefit Arrangement”).

(p)           True, complete and correct copies of the following documents, with respect to each Company Benefit Arrangement, in each case where applicable, have previously been made available to Parent: (i) all documents embodying or governing such Company Benefit Arrangement (or for unwritten Company Benefit Arrangement a written description of the material terms of such Company Benefit Arrangement) and any funding medium for the Company Benefit Arrangement; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all summaries and material modifications thereto; (vi) the last three (3) years of non-discrimination testing results; and (vii) all non-routine correspondence to and from Governmental Authority.

(q)           Each Company Benefit Arrangement that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Arrangement for any period for which such Company Benefit Arrangement would not otherwise be covered by an IRS determination and no event or omission has occurred that would cause any Company Benefit Arrangement to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System in order to maintain such qualification.

(r)            Each Company Benefit Arrangement is, and has been established, operated and administered in all material respects in accordance with applicable Laws and regulations and with its terms including without limitation ERISA, the Code and the Affordable Care Act. No Company Benefit Arrangement is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Arrangement or any fiduciary or service provider thereof, and there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been timely made with respect to all Company Benefit Arrangements either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Arrangement and applicable Law. The Company Benefit Arrangements satisfy the minimum coverage, affordability and non-discrimination requirements under the Code.

(s)           Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(t)            Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care, non-pension benefits or any other post-termination life or medical benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and the Company has never promised to provide any such post-termination benefits.

(u)           Each Company Benefit Arrangement may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Benefit Arrangements prior to the Effective Time) and no employee communications or provision of any Company Benefit Arrangement has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Arrangement. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Arrangement or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Arrangement. Each asset held under each Company Benefit Arrangement may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. No Company Benefit Arrangement provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(v)           No Company Benefit Arrangement is subject to the laws of any jurisdiction outside the United States.

(w)          The Company is and has been in material compliance with the Affordable Care Act and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and the Company is not otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(x)            None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, consultant, independent contractor or other service provider of the Company, (ii) further restrict any rights of the Company to amend or terminate any Company Benefit Agreement, or (iii) result in the forgiveness of any indebtedness of any employee, officer, director, or other service provider of the Company to the Company.

3.18         Books and Records.

(a)           The Books and Records of the Company made available to Parent accurately and fairly reflect, in reasonable detail, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company will be in the possession of the Company.

(b)           The minute books of the Company made available to Parent accurately and adequately reflect all material action previously taken by the equityholders, the board of directors (or in the case of the Subsidiaries of the Company, the manager(s)) and committees thereof, including with respect to all issuances and transfers of equity interests in the Company.

(c)           Schedule 3.18(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

3.19         Insurance. Each policy of insurance and bond maintained by the Company is set forth on Schedule 3.19 of the Company Disclosure Letter, including all legally required workers’ compensation and other coverage, correct and complete copies of which have been made available to Parent. Schedule 3.19 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, policy number and the term and amount of coverage thereunder. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect no insurance provider has threatened in writing to terminate or materially increase the premium with respect to, any of such policies or bonds.

3.20         Suppliers.

(a)           Schedule 3.20(b) of the Company Disclosure Letter sets forth the top ten (10) vendors and suppliers of products and services to the Company based on amounts paid or payable by the Company to such vendors and suppliers for the fiscal year 2025 and during the two (2) month period ending on February 28, 2026 (each, a “Significant Supplier”). The Company is current in its payments consistent with the payment schedule for such Significant Supplier established and agreed in the Ordinary Course of Business to all Significant Suppliers in all material respects, and the Company does not have and has not had any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier will not continue as a supplier to the Company or, following the Effective Time, Parent or any of its Affiliates or that such supplier intends to terminate, breach or not renew existing Contracts with the Company or, following the Effective Time, Parent or any of its Affiliates. The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Business as currently conducted, and to the Knowledge of the Company, there is not any reason why the Company would not continue to have such access on commercially reasonable terms.

3.21         Anti-Money Laundering Laws. The operations of the Company are, and have since January 1, 2023 been, conducted in compliance with all Anti-Money Laundering Laws and no investigation, action, suit or proceeding by or before any court or Governmental Authority, authority or body or any arbitrator involving the Company with respect to Anti-Money Laundering Laws is pending and, to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

3.22         Anti-Corruption and Anti-Bribery Laws.

(a)           Since January 1, 2023, none of the Company nor any of its directors, officers, agents, employees or independent contractors, has, directly or indirectly, in connection with the conduct of any activity of or on behalf of the Company:

(i)            made, offered, authorized or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign (excluding payments to Governmental Authorities in amounts legally due and owing by the Company or reasonable and bona fide payments directly related to the execution or performance of a written agreement), for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Government Official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with, or directing business to, any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage in order to obtain, retain or direct business;

(ii)           paid, offered, authorized or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature to foreign or domestic government officials or Foreign Government Officials or to foreign or domestic political parties or campaigns from funds of the Company;

(iii)           made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)          established or maintained any unlawful fund of corporate monies or other properties of the Company;

(v)           created or caused the creation of any false or inaccurate Books and Records related to any of the foregoing; or

(vi)          otherwise violated any provision of the FCPA or any other applicable anti-corruption or anti-bribery Law.

(b)           The Company has not undergone and is not undergoing any audit, review, inspection, or examination by a Governmental Authority relating to the compliance of the Company with the FCPA or any other anti-corruption, anti-bribery or anti-kickback Laws. There are no investigations or threatened Actions with respect to the compliance of the Company with the FCPA or any anti-corruption or anti-kickback activity by the Company.

3.23         No Brokers. Neither the Company nor any of its respective officers, directors, employees, stockholders, or Affiliates have employed, engaged, or made any agreement with any investment banker, broker, finder or similar agent or any Person or firm which will result in the obligation of the Company, Parent or any of their respective Subsidiaries or Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

3.24         Representations and Warranties Regarding the Participating Stockholders .

(a)           Ownership. Each Participating Stockholder is (i) the sole record holder and beneficial owner of the Company Capital Stock set forth on such Participating Stockholder’s signature page and (ii) has good and valid title to such Company Capital Stock free and clear of all Encumbrances (other than any restrictions imposed under applicable state and federal securities laws). The assignments, endorsements, stock powers and other instruments of transfer delivered by such Participating Stockholder to the Company at, or following, the Closing will be sufficient to transfer such Participating Stockholder’s entire interest, record and beneficial, free and clear of all Encumbrances (other than any restrictions imposed under applicable state and federal securities laws), in the Company Capital Stock.

(b)           No Conflicts. The execution, delivery and performance by each Participating Stockholder of this Agreement and any other agreement to which such Person is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any applicable Law, or (ii) result in the creation or imposition of any Encumbrance on the Company or any asset of any Company, except for any Permitted Encumbrances.

(c)           Consents. No authorization, consent, approval, waiver, license, qualification or written exemption of or from, nor any notice, filings, declaration, qualification or registration with any Governmental Authority or other Person is required to be obtained or given by any Participating Stockholder in connection with the execution and delivery of this Agreement or any other agreements to which such Person is a party and the consummation of the transactions contemplated hereunder and thereunder, except where such authorization, consent, approval, waiver, license, qualification or written exemption would not be material to such Participating Stockholder’s ability to consummate the transactions contemplated under this Agreement or perform his, her or its respective obligations under this Agreement.

(d)           Power and Authority. Each Participating Stockholder has full power and authority to execute and deliver this Agreement and such other agreements to which such Person is a party and to perform his, her or its obligations hereunder and thereunder. The execution, delivery and performance by such Participating Stockholder of this Agreement and each other agreement to which such Person is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary action on the part of such Participating Stockholder.

(e)           Accredited Investor. Except as set forth in a written notice delivered to Parent by such Participating Stockholder, each Participating Stockholder is an Accredited Investor. Such Participating Stockholder can bear the economic risk of his, her or its investment, and has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of the investment in the shares of the Company and Parent. If other than a natural Person, such Participating Stockholder also represents it has not been organized for the purpose of acquiring the shares of Company Capital Stock or Parent Common Stock.

3.25         Government Authorizations.

(a)           Schedule 3.25(a) of the Company Disclosure Letter is a true and complete list of all Government Authorizations held by the Company relating to the Company Business. The Company owns or possesses all such Government Authorizations that are necessary to enable it to carry on the Company Business in the Ordinary Course of Business as presently conducted and as presently planned to be conducted, except as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, such Government Authorizations are valid, binding and in full force and effect. The Company has taken all commercially reasonable action to maintain each Government Authorization. No loss or expiration of any such Government Authorization is pending or, to the Knowledge of the Company, threatened.

(b)           Neither the Company nor any of its Affiliates is or has ever been, a broker-dealer registered with the SEC and member of the FINRA. Except as set forth on Schedule 3.25(b) of the Company Disclosure Letter, to the Knowledge of the Company, the Company, its Affiliates, and directors, officers, employees, and agents thereof have not engaged in activity that would require registration as a broker-dealer and no Governmental Authority has alleged that such registration is required. Any offer and sale of securities issued by the Company or its Affiliates is facilitated by an unaffiliated third-party broker-dealer that is registered with the SEC and a member of FINRA. Such offers and sales occur only in U.S. states where such unaffiliated third party broker-dealer is registered.

(c)           Neither the Company nor any of its Affiliates is or has ever been, a national securities exchange or alternative trading system. Except as set forth on Schedule 3.25(c), to the Knowledge of the Company, the Company its Affiliates, and directors, officers, employees, and agents thereof have not engaged in activity that provides a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange, as defined in SEC Rule 3b-16 under the Exchange Act that would require registration as national securities exchange or alternative trading system and no Governmental Authority has alleged that such registration is required. Secondary trading of securities issued by the Company or its Affiliates is conducted through an SEC registered alternative trading system.

(d)           Neither the Company nor any of its Affiliates is or has ever been, an investment adviser registered with, or exempt from registration with, the SEC. To the Knowledge of the Company, the Company, its Affiliates, and directors, officers, employees, and agents thereof have not engaged in activity that would require registration as, or an exemption from registration as, an investment adviser and no Governmental Authority has alleged to the Company’s Knowledge that such registration is required.3.26. Exclusivity of Representations and Warranties.

(a)           The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4: (i) none of Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or representatives has made any representation or warranty, express or implied, in connection with the transactions contemplated hereby; and (ii) no Person has been authorized by Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or representatives to make any such representation or warranty, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or representatives (or any other Person) as having been authorized by Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or representatives (or any other Person).

(b)           The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4, it is not acting (including, as applicable, by entering into this Agreement or the Company Ancillary Agreements or consummating the transactions contemplated hereby or thereby) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied; (ii) information (including any statement, document or agreement delivered pursuant to this Agreement) provided by or on behalf of Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or representatives or otherwise made available to the Company or any of its Affiliates or stockholders, controlling persons or representatives; or (iii) the accuracy or completeness of any of the foregoing.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the disclosures set forth in the disclosure letter of Parent and the Merger Subs addressed to the Company and delivered to the Company concurrently with the Parties’ execution of this Agreement (the “Parent Disclosure Letter”) (which disclosures will qualify the Section or subsection they specifically reference and will also be deemed to qualify other Sections or subsections in this Article 4 to the extent that it would be readily apparent on the face of such disclosure that such disclosure is applicable to such other Section or subsection), Parent and Merger Sub represent and warrant to the Company as follows:

4.1           Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation or formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent directly and wholly owns Merger Sub. Parent has made available to the Company true and complete copies of its and Merger Sub’s certificate of incorporation and bylaws (the “Parent and Merger Subs Governing Documents”).

4.2           Power, Authorization and Validity.

(a)           Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate or limited liability company (as applicable) power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby, subject to any required approval of Merger Subs’ sole stockholder or member (as applicable). The execution, delivery and performance by Merger Sub of this Agreement and the Merger Sub Ancillary Agreements to which it is to be party have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub, subject to any required approval of such Merger Sub’s sole stockholder.

(b)           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements to be entered into by the Merger Sub or to consummate the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings required under applicable securities Laws, and (iii) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other laws, rules and regulations.

(c)           Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Merger Sub Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by the Company or the other Persons hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.

4.3           No Conflicts. Neither the execution and delivery of this Agreement or any of Parent Ancillary Agreements by Parent or Merger Sub nor the performance of the obligations of Parent and Merger Sub hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby, shall materially conflict with, result in a material breach, impairment, violation, or termination of (with or without notice or lapse of time, or both), acceleration of any obligation or loss of any material benefit, or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (a) any provision of any organizational documents of Parent or Merger Sub, each as currently in effect, (b) any material Law applicable to Parent or Merger Sub or any of their assets or properties, (c) any Governmental Permit, (d) any privacy policy, terms of use or terms of service of Parent, or (e) any judgment, decree or order to which Parent or Merger Sub is subject, except for such conflicts, violations, impairments, defaults, terminations, accelerations, losses, or breaches which would not, individually or in the aggregate, reasonably be expected to prevent Parent from consummating the Merger.

4.4           Merger Subs. Parent is the sole equityholder of Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted their operations only as contemplated by this Agreement.

4.6           No Brokers. Neither Parent, any of its Subsidiaries nor any of their respective officers, directors, employees, stockholders, or Affiliates have employed, engaged, or made any agreement with any investment banker, broker, finder or similar agent or any Person or firm which will result in the obligation of Parent, the Company or any of their respective Subsidiaries or Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

Article 5

ADDITIONAL AGREEMENTS

5.1           Further Assurances. In the event that, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any further deeds, bills of sale, assignments or assurances are necessary or reasonably desirable to vest, perfect or confirm in the Surviving Entity title to any property, assets, rights, approvals, immunities and franchises of the Company, the Surviving Entity and its officers and directors may execute and deliver all such deeds, assignments, assurances and bills of sale and do all other things necessary or reasonably desirable to vest, perfect or confirm title to such property, assets, rights approvals, immunities and franchises in the Surviving Entity and otherwise to carry out the purpose of this Agreement, in the name of the Company or otherwise.

5.2           Confidentiality. The Parties agree that Parent is relying on the covenants and agreements set forth in this Section 5.2, that without such covenants Parent would not enter into this Agreement or the transactions contemplated hereby.

(a)           Each Participating Stockholder that is a party to this Agreement recognizes and acknowledges that he, she or it may have knowledge of Proprietary Information concerning Parent and its Affiliates and the Company and its Affiliates. From and after the date hereof, each Participating Stockholder shall maintain the confidentiality of, and refrain from using or disclosing to any Person, any such Proprietary Information; provided, however, that Proprietary Information shall not include information that: (i) is in the public domain (other than as a result of a breach of this Section 5.2(a) by such Participating Stockholder or a Permitted Recipient (as defined below)) prior to such disclosure or use, (ii) is or has been independently developed or conceived by such Participating Stockholder without use of the Company’s or Parent’s Proprietary Information; (iii) information that was known to the Participating Stockholder on a non-confidential basis prior to receiving the Proprietary Information; (iv) information that is disclosed to the Participating Stockholder by a third party, provided that the Participating Stockholder is not aware that such third party is or was bound by a confidentiality agreement with respect to such information; or (v) information that is required to be disclosed pursuant to applicable Law (including any rule or regulation of a Governmental Authority, the rules of any securities exchange, or any self-regulatory organization). In the event such Participating Stockholder reasonably believes that he, she or it is required by Law (including any rule or regulation of a Governmental Authority, the rules of any securities exchange, or any self-regulatory organization) to disclose any Proprietary Information, such Participating Stockholder will, at Parent’s sole cost and expense, (i) to the extent legally permitted, provide Parent with prompt advanced written notice of any such request or requirement prior to any disclosure so that Parent may seek a protective order or other appropriate remedy or other assurance that confidential treatment will be accorded to such Proprietary Information and (ii) use commercially reasonable efforts to cooperate with Parent in seeking such a protective order, other appropriate remedy or assurance; it being understood that certain Participating Stockholders shall be permitted to make disclosures of Proprietary Information to its existing or potential limited partners, investment funds or investment accounts in connection with fundraising, marketing, informational or reporting activities of the kind customarily delivered in the ordinary course, so long as, in each case, such disclosure of Proprietary Information has a valid business purpose, is effected in a manner consistent with customary practice and does not include Trade Secrets.

(b)           Each Participating Stockholder shall not disclose the existence of this Agreement and terms of this Agreement, except to (i) his, her or its legal counsel and accountants (including any information required for the preparation and filing of his, her or its financial statements and tax returns), and if a Participating Stockholder is not a natural person, to its Affiliates and its and their partners, members, managers, directors, officers, employees and Representatives (“Professional Advisors”) (provided that each Professional Advisor is obligated to treat such information consistent with this Section 5.2(b) and such Participating Stockholder shall be liable for any breach thereof by such Professional Advisor as if they were a party hereto), (ii) to the Stockholders’ Representative, (iii) to the extent necessary to comply with, or enforce its rights under, the terms of this Agreement or any Ancillary Agreement between or among such Participating Stockholder and Parent or any of their respective Affiliates that is entered into in connection with the transactions contemplated by this Agreement; (iv) to the extent requested in writing by Parent or its Affiliates (including the Company and its Subsidiaries following the Closing), (v) to his, her or its Representatives, Affiliates, partners, members, stockholders, equityholders and other Persons who need to know such information (the “Permitted Affiliates”) (provided that such Participating Stockholder shall be liable for any breach of this Section 5.2(b) by its Permitted Affiliates as if they were a party hereto), or (vi) to a Governmental Authority in connection with a disclosure required by applicable Law; provided that in the case that such Participating Stockholder is a financial fund investor, such Participating Stockholder may disclose the existence of and terms of this Agreement in making customary disclosures, subject to customary confidentiality obligations, regarding the performance of its investment in the Company to its current, former or prospective investors or members (the “Investors”) in connection with its ordinary course marketing, reporting and fund-raising activities (provided that such Participating Stockholder shall be liable for any breach of this paragraph by such Investors as if they were a party hereto) (the Professional Advisors, the Stockholders’ Representative, Investors, and the Permitted Affiliates, collectively, the “Permitted Recipients”).

(c)           Each Participating Stockholder acknowledges and agrees that the covenants set forth in this Section 5.2 are reasonable and necessary for the protection of Parent’s business interests, that irreparable injury will result to Parent if such Participating Stockholder breaches any of the terms of this Section 5.2, and that in the event of an actual breach by such Participating Stockholder of any of the provisions contained in this Section 5.2, Parent will have no adequate remedy at Law. Such Participating Stockholder accordingly agrees that in the event of any actual breach by him, her or it of any of the provisions contained in this Section 5.2, Parent shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Parent from pursuing any other remedies available to it for such breach, including the recovery of any damages that it is able to prove. The provisions of this Section 5.2 shall expire and be of no further force and effect on the first anniversary of the Closing Date.

5.3           Release.

To the extent permitted by law, effective as of the Closing, each Participating Stockholder (in its sole capacity as a Company Stockholder) (on its own behalf and on behalf of its heirs, executors, administrators, agents, successors, permitted assigns and Affiliates (but excluding the portfolio companies of any venture capital, private equity or similar investment fund or other entities in which such funds have made investments)) (the “Releasing Party”) hereby releases, waives and discharges Parent, the Merger Subs, the Company, the Surviving Entity and each of their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, interference with expectancy of business advantage, in each case whether current or perspective), obligations, Contracts, covenants, fees, costs and Losses of any kind whatsoever (whether direct or indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Released Claims”), that in any way arises from or out of, is based upon, or relates to any omissions, acts, event or facts that have occurred or occur at any time prior to or as of the Closing, including without limitation (x) the preparation, negotiation, execution or consummation of this Agreement, the Ancillary Agreements or any other agreement, document, certificate or instrument delivered in connection with the transactions contemplated by this Agreement, (y) any Released Claim relating to any Company Options, Company Warrants, Company Capital Stock or other securities issued by the Company of any of its Subsidiaries, and (z) Released Claims in respect of a breach by the Company’s board of directors or its individual directors and officers of their obligations, including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated thereby; provided, that the foregoing release shall not extend to (i) rights and claims arising from or in connection with this Agreement and the transactions contemplated hereby, except to the extent such claims seek consideration in excess of that contemplated by this Agreement, (ii) any claim that cannot be waived or released by Applicable Law, (iii) any claims in connection with the Releasing Party’s status as a current or former employee, service provider or consultant of the Company for (A) reimbursement of expenses, (B) compensation or benefits payable or due to the Releasing Party, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (C) any unreimbursed claims incurred by the undersigned under the Company’s employee health and welfare plans prior to the Closing in accordance with the terms of such plans, and (D) the Releasing Party’s right to continued participation in the Company’s group health plan pursuant to the terms and conditions of COBRA, and (iii) rights arising under the D&O Tail Policy or any rights or claims thereunder (but solely in accordance with Section 5.4 of this Agreement). This release is for the benefit of the Released Persons and shall be enforceable by any of them directly against the Releasing Party (and such Releasing Party’s heirs, executors, administrators, agents, successors, permitted assigns and Affiliates (but excluding the portfolio companies of any venture capital, private equity or similar investment fund or other entities in which such funds have made investments)). With respect to such Released Claims, the Releasing Party hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of Law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.4           D&O Tail Policy.

(a)           If the Merger is consummated, Parent will cause the Surviving Entity (and, to the extent applicable, any successors or assigns of the Surviving Entity) to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company D&O Indemnified Parties”) pursuant to the Certificate of Incorporation or the Company’s bylaws, in each case, in effect on the date hereof (the “Company D&O Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time provided, that Parent’s and the Surviving Entity’s obligations under this Section 5.4(a) shall not apply with respect to any Company Indemnified Party, to any Damages recoverable from such Company Indemnified Party in his or her capacity as a Participating Stockholder pursuant to Article 7.

(b)           Before the Closing, the Company will purchase a prepaid insurance policy, which shall be bound and effective as of the Closing, from financially sound and reputable insurers and in an amount and on terms and conditions reasonably satisfactory to Parent (the “D&O Tail Policy”), to provide any individual who is on the date of this Agreement or who was before the date of the Closing a director or officer of the Company covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company (true and complete copies of which have been previously provided to Parent), directors’ and officers’ liability insurance coverage for a period following the date of the Closing with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. Parent will, and will cause the Surviving Entity to, maintain such policy in full force and effect, and continue to honor the obligations thereunder during such post-closing period.

(c)           This Section 5.4 (i) shall survive consummation of the Merger; (ii) is intended to benefit each Company D&O Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against the Surviving Entity first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, (iv) shall be enforceable by the Company D&O Indemnified Parties, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company D&O Indemnified Party under this Section 5.4; provided that recourse shall first be against the D&O Tail Policy until it is exhausted before recovery against the Surviving Entity shall take place.

5.5           Stockholders’ Representative.

(a)           By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, or by virtue of their execution of this Agreement, each Participating Stockholder designates and appoints the Stockholders’ Representative as the agent, representative and attorney-in-fact as of the Closing of such Participating Stockholder for all purposes in connection with this Agreement and the Ancillary Agreements, including full power and authority to (i) act for and on behalf of such Participating Stockholder to give and receive notices and communications, (ii) accept service of process on behalf of such Participating Stockholder, (iii) authorize and agree to adjustments to the Aggregate Consideration Value and other applicable provisions of this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, and comply with any Action with respect to any claims by any Indemnified Party against any such Participating Stockholder, or by any such Participating Stockholder against any Indemnifying Party or any other dispute between any Indemnified Party and any Participating Stockholder, in each case relating to this Agreement or the transactions contemplated by this Agreement, and (v) take all actions that are either (A) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement. Notices or communications to or from the Stockholders’ Representative following the Closing constitute notice to or from each of the Participating Stockholders for all purposes under this Agreement.

(b)           In the event of the resignation, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative will be elected promptly by the Participating Stockholders whose interests represent, in the aggregate, the right to receive not less than a majority of the Aggregate Consideration Value and the Participating Stockholders will so notify Parent. Each successor Stockholders’ Representative will have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used in this Agreement includes any successor Stockholders’ Representative; provided, that following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Stockholders’ Representative and to the Participating Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(c)           The Stockholders’ Representative will incur no liability for any act done or omitted in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Participating Stockholders will indemnify and hold harmless the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Participating Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Participating Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Participating Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Participating Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Participating Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Participating Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(d)           This appointment and grant of power and authority by the Participating Stockholders to the Stockholders’ Representative pursuant to this Section 5.4 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Participating Stockholder or by operation of Law, whether upon the death or incapacity of any Participating Stockholder or by the occurrence of any other event.

(e)           Upon the Closing, the Company will wire the Expense Fund Amount (the “Expense Fund”) to the Stockholders’ Representative, which will be used for any expenses incurred by the Stockholders’ Representative pursuant to this Agreement and the Ancillary Agreements. The Participating Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative shall cause (at the Participating Stockholders’) the disbursement of any remaining balance in cash of the Expense Fund to Parent.

5.6           [Reserved].

5.7           Public Announcement. Following the Closing, Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby as it determines are required under applicable securities Laws or regulatory or stock exchange rules or as it deems otherwise appropriate.

5.8           Section 280G. As soon as reasonably practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) as soon as reasonably practicable after execution of this Agreement, the Company shall deliver to Parent (A) waivers, in form and substance satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment, and (B) the parachute payment calculations prepared by the Company and/or its advisors. The form and substance of all stockholder approval documents contemplated by this Section 5.8, including the waivers, shall be subject to the prior review and comment of Parent. The Company shall provide such documentation and information to Parent for its review and comment no later than three Business Days prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable and timely comments from Parent thereon.

5.9           Stockholder Notice. Promptly after the Closing Date, the Company shall prepare, with the cooperation of Parent, and mail (including by electronic mail) to each Company Stockholder other than the Company Stockholders who have executed a Stockholder Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Company Stockholders. The Stockholder Notice shall include (x) a statement to the effect that the board of the directors of the Company had recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger and (y) such other information as Parent and the Company may agree is required or advisable under the DGCL to be included therein. Prior to its mailing, the Stockholder Notice shall have been reviewed by Parent, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without mutual agreement between Parent and the Company. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

Article 6

CLOSING MATTERS

6.1           The Closing. The Closing shall take place in accordance with the terms and conditions set forth in Section 2.1 hereto.

6.2           Closing Deliveries.

(a)           Parent Deliveries. At the Closing, Parent shall deliver to the Company a certificate dated as of the Closing Date, signed by the secretary of Parent, certifying as to (i) an attached copy of the Parent’s certificate of incorporation and stating that such certificate of incorporation has not been amended, modified, revoked or rescinded, (ii) an attached copy of Parent’s bylaws and stating that Parent’s bylaws have not been amended, modified, revoked or rescinded, and (iii) an attached copy of the approval of this Agreement and the transactions contemplated under this Agreement by Parent’s board of directors and stating that such resolutions have not been amended, modified, revoked or rescinded.

(b)           Company Deliveries. At the Closing, the Company shall deliver to Parent:

(i)            evidence reasonably satisfactory to Parent that the Stockholder Approval has been duly and validly obtained, as required by Delaware Law and the Certificate of Incorporation and the Company’s bylaws, each as in effect on the date of such approval;

(ii)           Joinder Agreements duly executed by Participating Stockholders holding 90% of outstanding shares of Company Participating Stock;

(iii)          evidence reasonably satisfactory to Parent that the Company’s 401k plan has been terminated;

(iv)          evidence reasonably satisfactory to Parent that the Company Options and Company Warrants have been terminated effective prior to the Effective Time;

(v)           the Key Employee Documents, duly executed by the Key Employees;

(vi)          a resignation in substantially the form attached hereto as Exhibit F executed by each of the persons holding the positions of a director or officer of the Company and each of its Subsidiaries in office immediately prior to the Effective Time;

(vii)         an updated Distribution Schedule;

(viii)        evidence of lien release from First Citizens Bank & Trust in a form satisfactory to Parent;

(ix)           an executed release letter from RFZ LLP, the Company’s counsel, confirming that upon receipt of the amount stated in such letter, RFZ LLP has been paid in full;

(x)            a certificate of good standing from the Secretary of State of the jurisdiction of formation or incorporation of the Company, as of a date no more than five (5) Business Days prior to the Closing Date, stating that that the Company is in good standing and that all applicable Taxes and fees of the Company through such certification date have been paid;

(xi)           a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the Certificate of Incorporation and stating that the Certificate of Incorporation has not been amended, modified, revoked or rescinded, (ii) an attached copy of the Company’s bylaws and stating that the Company’s bylaws have not been amended, modified, revoked or rescinded, (iii) an attached copy of the Board Approval and stating that such resolutions have not been amended, modified, revoked or rescinded, and (iv) an attached copy of the Stockholder Consent received from the Company Stockholders, and stating that such Stockholder Consent constitutes the Stockholder Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded; and

(xii)          a properly executed statement, in the form attached hereto as Exhibit J, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated as of the Closing Date, certifying that equity interests in the Company, including shares of Company Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company, in each case, in form and substance reasonably acceptable to Parent.

Article 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

7.1           Survival. All of the representations and warranties made by any Party in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter, any attachment, Exhibit, Schedule, certificate, document or list delivered by any such Party pursuant hereto, and the right of any Indemnified Party to bring a Claim with respect thereto, will survive the Closing until the Release Date; provided, however, that: (a) the Company Fundamental Representations and the certifications of the Company made with respect thereto and the right of any Parent Indemnified Party to bring a Claim with respect thereto shall survive until the thirtieth (30th) day following the expiration of the applicable statute of limitations, (b) the Parent Fundamental Representations and the certifications of Parent made with respect thereto and the right of any Company Indemnified Party to bring a Claim with respect thereto shall survive until the thirtieth (30th) day following the expiration of the applicable statute of limitations, (c) no right to indemnification, compensation or reimbursement pursuant to this Article 7 in respect of any Claim based upon any failure of a representation or warranty or related certification to be true and correct that is set forth in a Notice of Claim delivered in accordance with Section 7.4 prior to the applicable expiration date of such representation or warranty or certification shall be affected by the expiration of such representation or warranty or certification, and (d) such expiration shall not affect the rights of any Indemnified Party, under this Article 7 or otherwise, to seek recovery of Losses arising out of any Fraud, which rights will survive until the thirtieth (30th) day following the expiration of the statute of limitations applicable to such Fraud. All covenants and agreements of any Party under this Agreement (except for as set forth in the covenant in Section 5.2, which shall survive in accordance with its terms), and the right of any Indemnified Party to bring a Claim with respect thereto, shall survive the Closing until the earlier of the date on which they have been fully performed or expire in accordance with this Agreement and the thirtieth (30th) day following the expiration of all applicable statutes of limitations applicable to any claim for Losses with respect to such covenants or agreements; provided, however, (i) no right to indemnification pursuant to this Article 7 in respect of any Claim based upon any breach of a covenant or the failure of any related certification to be true and correct set forth in a Notice of Claim delivered prior to the thirtieth (30th) day following the applicable expiration date of such covenant or certification shall be affected by the expiration of such covenant, and (ii) such expiration shall not affect the rights of any Indemnified Party, under this Article 7 or otherwise, to seek recovery of Losses arising out of any Fraud, which rights will survive until the thirtieth (30th) day following the expiration of the statute of limitations applicable to such Fraud.

7.2           Indemnification.

(a)           Each Participating Stockholder (each, a “Company Indemnifying Party”) shall severally and not jointly (in each case, in proportion to such Company Indemnifying Party’s Aggregate Pro Rata Share) indemnify, defend and hold harmless Parent, Merger Sub and its and their Affiliates (which includes the Surviving Entity), respective successors and assigns, and respective members, shareholders, partners, officers, directors, managers, employees, and agents (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred or suffered by a Parent Indemnified Party (including any Losses such Parent Indemnified Party may suffer or incur after the end of any applicable survival period; provided, that an indemnification Claim with respect to such Loss is made pursuant to this Article 7 prior to the end of such applicable survival period) and whether arising out of a Third-Party Claim or a direct Claim, resulting from:

(i)            any failure of any representation or warranty (other than a Fundamental Representation) made by the Company in this Agreement to be true and correct as of the Closing Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates;

(ii)           any failure of any Fundamental Representation to be true and correct as of the Closing Date, except in the case of any individual Fundamental Representation which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates;

(iii)          any inaccuracies or errors in or omissions from the Distribution Schedule;

(iv)          any Excess Dissenting Share Payments;

(v)           any Indebtedness of the Company not fully satisfied prior to the Effective Time;

(vi)          any Fraud by or on behalf of the Company; and

(vii)         any matter set forth on Schedule 7.2(a)(i)(vi).

(b)           Each Participating Stockholder shall severally and not jointly indemnify defend and hold harmless the Parent Indemnified Parties from and against any and all Losses incurred or suffered by a Parent Indemnified Party (including any Losses such Parent Indemnified Party may suffer or incur after the end of any applicable survival period; provided, that an indemnification Claim with respect to such Loss is made pursuant to this Article 7 prior to the end of any applicable survival period) and whether arising out of a Third-Party Claim or a direct Claim, resulting from:

(i)            any failure of any representation or warranty made by such Participating Stockholder in this Agreement or any ancillary document signed by such Participating Stockholder to be true and correct as of the Closing Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates;

(ii)           any breach of, or failure to perform or comply with, any of the covenants of or agreements made by such Participating Stockholder in this Agreement; or

(iii)          any Fraud by or on behalf of such Participating Stockholder in connection with the delivery or performance of this Agreement.

(c)           Parent (together with the Company Indemnifying Parties, as applicable, the “Indemnifying Parties”) shall indemnify, defend and hold harmless each of the Participating Stockholders (collectively, the “Company Indemnified Parties,” and together with the Parent Indemnified Parties, as applicable, the “Indemnified Parties”) from and against any and all Losses incurred or suffered by a Company Indemnified Party (including any Losses such Company Indemnified Party may suffer or incur after the end of any applicable survival period; provided, that an indemnification Claim with respect to such Loss is made pursuant to this Article 7 prior to the end of any applicable survival period) and whether arising out of a Third-Party Claim or a direct Claim, resulting from:

(i)            any failure of any representation or warranty made by Parent or Merger Sub in this Agreement to be true and correct as of the Closing Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates; or

(ii)           any breach of, or failure to perform or comply with, any of the covenants of or agreements made by Parent or Merger Sub in this Agreement.

For the avoidance of doubt, the Surviving Entity shall not be considered a Company Indemnified Party for purposes of this Article 7.

7.3           Limitations.

(a)           The maximum aggregate liability of the Company Indemnifying Parties with respect to any matter for which indemnification is sought under Section 7.2(a)(i) shall be limited to the Holdback Amount.

(b)           The maximum aggregate liability of each Participating Stockholder with respect to all matters for which indemnification is sought under Article 7 (including Losses subject to claims made pursuant to Sections 7.2(a)(i) and 7.2(b)) shall be limited to the Aggregate Consideration actually received by such Participating Stockholder (provided, that, the Participating Stockholder Holdback Shares of such Participating Stockholder shall be exhausted before any other recovery can be made in accordance with Section 7.4(c)), with the liability of such Participating Stockholder up to such cap, in respect of any indemnification claim sought under Section 7.2(a), to be in proportion to each Participating Stockholder’s Aggregate Pro Rata Share of the determined Losses; and provided, however, that the foregoing limitation shall not apply to any claim for Fraud against the Person who committed such Fraud.

(c)           The Company Indemnifying Parties will not be liable under Section 7.2(a)(i) for any Losses due to the Parent Indemnified Parties, and the Parent Indemnifying Parties will not be liable under Section 7.2(c)(i) for any Losses due to the Company Indemnified Parties, until the aggregate amount of Losses otherwise due to the Parent Indemnified Parties or the Company Indemnified Parties, respectively, exceeds an accumulated total of fifty thousand dollars ($50,000) (the “Deductible”), and once the Deductible has been reached for the Parent Indemnified Parties and/or the Company Indemnified Parties, such Indemnified Parties may make claims for Losses under Section 7.2(a)(i) or Section 7.2(c)(i), as applicable, solely to the extent in excess of the Deductible.

(d)           Notwithstanding anything herein to the contrary, there shall be no maximum liability with respect to Claims by the Parent Indemnified Parties or the Company Indemnified Parties for Fraud against the Person who committed such Fraud.

(e)           The maximum aggregate liability of Parent with respect to any matter sought under this Article 7 shall be limited to the Aggregate Consideration Value.

(f)            Notwithstanding the foregoing, no Indemnified Party shall be entitled to double recovery for any Losses (if the state of facts giving rise to such Losses constitutes a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification).

(g)           For all purposes herein, each share of Common Stock Consideration shall be valued at the Reference Price.

7.4           Procedures.

(a)           Notice of Claim. If an Indemnified Party wishes to assert a Claim under this Article 7, such Indemnified Party shall deliver written notice thereof (a “Notice of Claim”) to the Indemnifying Party or Indemnifying Parties from whom it seeks indemnification (which may be one or more Participating Stockholders, and in each such case, such Indemnified Party shall also give written notice to the Stockholders’ Representative). The Notice of Claim shall set forth: (i) that the Indemnified Party has directly or indirectly incurred, paid, accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Losses, (ii) the actual or estimated amount of such Losses to the extent known or reasonably estimable (which, in the case of Losses not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by the Indemnified Party to be incurred, paid or accrued or may be the amount of Losses claimed by a third party in a Third-Party Claim plus any associated Losses reasonably anticipated by the Indemnified Party to be incurred with respect thereto), and (iii) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s belief thereof and the basis for indemnification hereunder. A Notice of Claim may be updated and amended from time to time by an Indemnified Party by delivering an updated or amended Notice of Claim to the Indemnifying Party. All Claims properly set forth in an original Notice of Claim or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied.

(b)           Resolution of Notice of Claim. Each Notice of Claim shall be resolved as follows:

(i)             Uncontested Claims. If, within thirty (30) days after a Notice of Claim is received by an Indemnifying Party, such Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party, then such Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Losses (subject to the limitations contained in Section 7.3) arising out of, resulting from or in connection with the matters specified in the Notice of Claim, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party, for such amount in any court having jurisdiction over the matter where venue is proper.

(ii)           Contested Claims. If, within the thirty (30) days after a Notice is received by an Indemnifying Party, such Indemnifying Party delivers written notice to the Indemnified Party contesting all or any portion of a Notice of Claim (a “Contested Claim”) as provided in Section 7.4, then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by Parent and the Stockholders’ Representative, or (B) in the absence of such a written settlement agreement within thirty (30) days following receipt by the Indemnifying Party of the written notice of a Contested Claim (or such longer period as agreed by Parent and the Stockholders’ Representative), either Parent or the Stockholders’ Representative (on behalf of a Company Indemnifying Party) may submit such Contested Claim to resolution in accordance with Section 9.1 to resolve such Contested Claim. Such Contested Claim shall be resolved by (i) a settlement agreement executed by each of the Stockholders’ Representative and Parent or (ii) in accordance with court proceedings pursuant to Section 9.1.

(iii)           Defense and Settlement of Third-Party Claims.

(A)            In the event Parent becomes aware of a claim by a third party against any Indemnified Party alleging facts or circumstances, or raising claims that, Parent, in good faith, believes would entitle the Indemnified Party to be indemnified or held harmless for Losses under Section 7.2 (a “Third-Party Claim”), Parent shall have the right to conduct the defense of and have the right to settle or resolve such Third-Party Claim; provided, however, that the Stockholders’ Representative shall have the right, by giving written notice to Parent within thirty (30) days after delivery of a Notice of Claim with respect to a Third-Party Claim, to assume the right to determine and conduct the defense of and to settle or resolve such Third-Party Claim at the expense of the Stockholders’ Representative (provided, that expenses of the Stockholders’ Representative shall be paid by the Participating Stockholders). The costs and expenses incurred by Parent in connection with any such defense (including reasonable and documented out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Parent shall be entitled to receive indemnification pursuant to a Claim made hereunder, and such costs and expenses shall constitute Losses subject to indemnification under Section 7.2.

(B)            Parent or the Stockholders’ Representative, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that, if, in the reasonable opinion of counsel to Parent, there exists a conflict of interest between the Stockholders’ Representative, on the one hand, and the Parent, on the other hand, that cannot be waived, the Stockholders’ Representative shall be liable for the reasonable and documented out-of-pocket fees and expenses of separate counsel to Parent in each jurisdiction in which Parent reasonably determines counsel is required (provided, however, that the expenses of the Stockholders’ Representative shall be paid by the Participating Stockholders).

(C)             Each of Parent and the Stockholders’ Representative shall reasonably cooperate with each other in connection with the conduct of the defense of and the settlement or resolution of any Third-Party Claim, including by (i) providing copies of all pleadings, notices and communications and information that is reasonably relevant with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, subject to execution by the Stockholders’ Representative of a customary non-disclosure agreement to the extent that such materials contain confidential or propriety information and (ii) making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Stockholders’ Representative or Parent, as the case may be, that is conducting the defense of and the settlement or resolution of any Third-Party Claim shall keep the other Person reasonably advised as to the status of such Third-Party Claim and the defense thereof. Notwithstanding the foregoing, the Stockholders’ Representative shall not be entitled to undertake, conduct and control the defense of a Third-Party Claim if such Third-Party Claim involves potential criminal liability or such Third-Party Claim seeks an injunction or other equitable relief against an Indemnified Party or such Third-Party Claim is brought by any customer or supplier of Parent or any of its Affiliates (which Affiliates shall include, after the Closing, Surviving Entity).

(D)            Notwithstanding any other provision of this Agreement, the Stockholders’ Representative shall not enter into settlement of any Third-Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

(c)           Payment of Claims. Subject to the limitations and other terms set forth in this Agreement, if any Losses are determined, agreed or deemed agreed to be owed, in accordance with this Article 7, to:

(i)            A Parent Indemnified Party, pursuant to a Claim under Section 7.2(a), then the obligation shall be satisfied in the following order, subject to Section 7.3: (A) first, by Parent retaining a number of Holdback Shares (valued at the Reference Price) equal to such Losses, (B) second, by Parent cancelling a number of shares of Aggregate Consideration (valued at the Reference Price) held by the Company Indemnifying Parties in accordance with each such Company Indemnifying Party’s Aggregate Pro Rata Share, with each such cancellation or termination being first from any vested shares of Aggregate Consideration and thereafter from any unvested shares of Aggregate Consideration, equal to such Losses, and (C) third, by requiring the Company Indemnifying Parties to, within five (5) Business Days following the date such amount is determined, agreed, or deemed agreed to be owed, pay to the Parent Indemnified Party, in cash, an amount equal to such Losses and calculated in accordance with each such Company Indemnifying Party’s Aggregate Pro Rata Share.

(ii)           A Parent Indemnified Party, pursuant to an Individual Claim under Section 7.2(b), then the obligation shall be satisfied in the following order, and subject to Section 7.3: (A) first, by Parent retaining a number of Holdback Shares (valued at the Reference Price) equal to such Losses in respect of such Individual Claim, (B) second, by Parent cancelling a number of shares of Aggregate Consideration (valued at the Reference Price) held by the applicable Participating Stockholder, up to the total amount of Losses resulting from such Individual Claim pursuant to Section 7.2(b), with each such cancellation or termination being first from any vested shares of Aggregate Consideration and thereafter from any unvested shares of Aggregate Consideration, and (C) third, by requiring the applicable Participating Stockholder to, within five (5) Business Days following the date such amount is determined, agreed, or deemed agreed to be owed in respect of such Individual Claim, pay to the Parent Indemnified Party, in cash, an amount equal to such Losses. Notwithstanding the foregoing, any Participating Stockholder may elect to pay cash in lieu of forfeiture of Aggregate Consideration hereunder. Parent is hereby granted a power of attorney, coupled with an interest, to execute any assignment, transfer, stock power, or other similar documentation, certificate or agreement for and on behalf of each individual Participating Stockholder pursuant to Section 7.2(b) reasonably necessary to cause the transfer and cancellation of the Aggregate Consideration.

(iii)           A Company Indemnified Party, then the obligation shall be satisfied by Parent, within five (5) Business Days following the date such amount is determined, agreed, or deemed agreed to be owed, in cash, equal to such Losses.

(d)           Determinations. For purposes of determining whether there has been any misrepresentation or breach of a representation and warranty and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article VII, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

7.5           Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Party pursuant to any indemnification obligations under this Article 7 or pursuant to Article 8 will be treated as adjustments to the Aggregate Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

7.6           No Right of Contribution. Each Company Indemnifying Party agrees that (i) the availability of indemnification of the Parent Indemnified Party under this Article 7 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Company Indemnifying Party may have from the Company (whether such rights may arise from or pursuant top applicable Law, Contract, the Governing Documents of the Company or otherwise), and (ii) such Company Indemnifying Party shall not make a Claim for or be entitled to indemnification, compensation, reimbursement or contribution from Parent, the Company or any of their respective Affiliates, or any assign or successor of any of the foregoing, or any right of subrogation, with respect to any indemnification Claims under this Article 7.

7.7           Exclusive Remedy; Fraud. From and after the Closing, the indemnification provided pursuant to this Article 7 and Article 8 shall be the sole and exclusive remedy for any Losses resulting from or arising out of any breach or claim in connection with this Agreement, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Letters of Transmittal; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit (whether a temporal limitation, a dollar limitation or otherwise) a Party’s remedies in the case of fraud or in respect of the pursuit of equitable remedies, including injunctive relief and specific performance; provided further, that nothing herein shall prejudice the Stockholders’ Representative’s rights and remedies against the Participating Stockholders pursuant to Section 5.5, which such Section 5.5 shall be enforceable in its entirety by the Stockholders’ Representative against the Participating Stockholders.

Article 8

TAX MATTERS

8.1           Tax Returns.

(a)           The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and its Subsidiaries that are required to be filed (taking into account any extension) on or before the Closing Date, and the Company shall timely pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by Law. At least fifteen (15) days prior to filing any such Tax Return, the Company shall submit a copy of any such Tax Return that is an income Tax Return, along with supporting work papers, to Parent for Parent’s review and comment. Parent shall be entitled to comment on such Tax Returns and the Company shall consider in good faith all reasonable comments received in writing from Parent. If the Company does not receive comments from Parent at least three days prior to the filing of such Tax Returns, Parent shall be deemed to have no comments to such Tax Returns.

(b)           The Company is liable for all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods ("Pre-Closing Taxes"). The portion of such Tax that relates to the portion of the Straddle Period ending at the Closing Date shall (x) in the case of any Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date and (y) in the case of any periodic Taxes and Taxes other than Taxes in (x) be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. Following the Closing Date, Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries for a Pre-Closing Tax Period or a Straddle Period and Parent shall pay, or cause to be paid, all Taxes reflected on such Tax Returns and may be subject to indemnification pursuant to Section 7.2.

8.2           Cooperation. Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include agreeing to furnish or use commercially reasonable efforts to cause to be furnished to the other party, upon request, as promptly as practicable, such information (within such party’s possession) and assistance relating to Taxes in each Party’s possession, including access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Company, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company and each Participating Stockholder shall each retain all Books and Records in their possession with respect to Taxes until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any taxing authority. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Stockholders’ Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than Tax Returns of the Company for taxable periods ending on or prior to the Closing Date).

8.3           Tax Audits.

(a)           If notice of any Action or threatened Action concerning the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code (a “Tax Claim”) is received by Parent, Parent shall promptly notify the Stockholders’ Representative in writing of such Tax Claim. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 8.3 directly conflicts with any other provision of this Agreement, this Section 8.3 shall govern.

(b)           Parent shall have the right to control the conduct of any Tax Claim of the Company and its Subsidiaries.

8.4           Transfer Taxes. Any transfer, stamp, documentary, sales, use, VAT, and other similar Taxes (including all applicable real estate transfer Taxes), including penalties and interest, incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Participating Stockholders. The party required by Law to file all necessary documents (including all Tax Returns) shall do so in a timely manner with respect to all such amounts and shall provide each other Party with evidence that such Transfer Taxes have been paid, and each other Party shall reasonably cooperate in the filing of any such documentations.

8.5           Intended Tax Treatment. The Parties (and in each case any Affiliates thereof) intend that (i) the Merger be treated as integrated steps in a single transaction together described in Rev. Rul. 2001-46, 2001-2 C.B. 321 qualifying as a “reorganization” under Section 368(a) of the Code, and (ii) this Agreement constitutes, and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Unless otherwise required by a taxing authority in a “determination” (within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local law), the Parties (a) agree to report the Merger, as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return for the taxable year including the Closing Date and shall take all actions necessary to cause the Merger to so qualify, (b) shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Merger constituting a “reorganization” within the meaning of Section 368(a) of the Code, and (c) shall not take any action or position before a Governmental Authority, including any reporting position, that is inconsistent with such intention, or that would reasonably be expected to prevent the Merger from qualifying for such intended tax treatment.

Article 9

MISCELLANEOUS

9.1           Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. Subject to Section 7.4(b)(ii), the Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 7.4(b)(ii)) and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and, subject to Section 7.4(b)(ii), the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware; provided, that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The Parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. Subject to Section 7.4(b)(ii), with respect to any particular action, suit or proceeding, venue shall lie solely in the courts of the State of Delaware in accordance with this Section 9.1, and subject to Section 7.4(b)(ii), the Parties hereby agrees to waive any objection to such venue of any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.

9.2           Assignment; Binding Upon Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise) without the prior consent of any other Parties; provided, that, notwithstanding any such assignment, Parent and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.3           Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.

9.4           Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

9.5           Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage. The Parties agree that the Parties shall be entitled to seek equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6           Expenses. Except as otherwise expressly provided herein, whether or not the Merger is successfully consummated, each Party shall bear its own respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

9.7           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second Business Day following the date of dispatch), (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States, or (d) when transmitted if transmitted by electronic mail. All notices and other communications hereunder shall be delivered to the addresses set forth below or such other addresses as any Party may notify the other Parties in accordance with this Section 9.7:

If to Parent or Merger Sub:

StartEngine Crowdfunding, Inc.
4100 West Alameda Avenue, 3rd Floor
Burbank, CA 91505
Attention: Howard Marks
E-Mail: [***]

with a copy (which shall not constitute notice) to:

Potomac Law Group, PLLC
1717 Pennsylvania Avenue, NW, Suite 1025
Washington, D.C. 20006

Attention: Greg Giammittorio

E-Mail: [***]

If to the Company:

Vinovest, Inc.
8605 Santa Monica Blvd
Ste 17731
West Hollywood, California 90069-4109

Attention: Anthony Zhang, Director
E-Mail: [***]

with a copy (which shall not constitute notice) to:

RFZ Law, LLP

315 W. 9th Street, Suite 1200

Los Angeles, CA 90015
Attention: Ronnie Roy, Esq.
E-Mail: [***]

If to the Stockholders’ Representative:

Anthony Zhang

8605 Santa Monica Blvd
Ste 17731
West Hollywood, California 90069-4109

9.8           WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO STOCKHOLDER, MEMBER, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9           Interpretation; Rules of Construction. The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Schedules hereto), and when a reference is made in this Agreement to Exhibits, Schedules, Sections or Articles, such reference shall be to an Exhibit or Schedule to, Section or Article of this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “asset” or “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible. When a reference is made to a specific Law, act or statute, such reference shall include any regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes; provided that any reference to any agreement or instrument on the Company Disclosure Letter, the Parent Disclosure Letter or on any Schedule to this Agreement shall not refer to any amendment, modification or supplement thereto unless expressly set forth in the Company Disclosure Letter, the Parent Disclosure Letter or such other Schedule. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement, and unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day.

9.10         Third-Party Beneficiary Rights. None of the provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any Party or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties; provided, however, that Section 5.4 is intended to benefit the Company D&O Indemnified Parties, and Article 7 is intended to benefit the Indemnified Parties.

9.11         Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

PARENT

Startengine crowdfunding, inc.

By:	/s/ Howard Marks
Name: Howard Marks
Title: Chief Executive Officer

MERGER SUB

project vineyard acquisition, INC.

By:	/s/ Howard Marks
Name: Howard Marks
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY

VINOVEST, INC.

By:	/s/ Brent Akamine
Name: Brent Akamine
Title: CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS’ REPRESENTATIVE

Anthony zhang, solely in his capacity as the Stockholders’ Representative

/s/ Anthony Zhang
Anthony Zhang

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Items omitted pursuant to Item 601(a)(5) of Regulation S-K:

•	EXHIBIT A - FORM OF STOCKHOLDER CONSENT
•	EXHIBIT B - FORM OF ACCREDITED INVESTOR QUESTIONNAIRE
•	EXHIBIT C - LETTER OF TRANSMITTAL
•	EXHIBIT D - FORM OF PIIA
•	EXHIBIT E - FORM OF CERTIFICATE OF MERGER
•	EXHIBIT F - FORM OF RESIGNATION LETTER
•	EXHIBIT G - FORM OF FIRPTA CERTIFICATE
•	EXHIBIT H - FORM OF JOINDER AGREEMENT
•	DISCLOSURE SCHEDULE